*                         PART II - OFFERING CIRCULAR
*
*                              Table of Contents
*                                                                     Page
* PART II - OFFERING CIRCULAR                                            1
*   Prospectus Summary                                                   3
*   The Offering                                                         4
*   Risk Factors                                                         5
*   Special Note Regarding Forward Looking Statements                   10
*   Use of Proceeds                                                     10
*   Dividend Policy                                                     10
*   Cash and Capitalization                                             11
*   Dilution                                                            11
*   Selected Consolidated Unaudited Financial Data                      12
*   Description of Securities to be Registered                          17
*   Information with Respect to the Registrant                          18
*   Management's Discussion and Analysis of Financial Condition         22
*   Business                                                            23
*   Management                                                          31
*   Executive Compensation                                              33
*   Principal Stockholders                                              36
* PART III - EXHIBITS                                                   39
*   Signatures                                                          50
*
*                                   SHARES
*
*                          BULLETPROOF BRANDS CO INC.
*
*                            (COMPANY LOGO IMAGE)
*The Bulletproof logo consists of a large letter "B" drawn in a perspective *view, with a black halo surrounding it, and with the words "Energy Drink" *spelled out directly below it.
*
*                            CLASS A COMMON STOCK
*
*BULLETPROOF BRANDS CO INC. is offering 15,000,000 shares of Class A common *stock. This is our direct public offering and no public market currently *exists for our shares. We anticipate that the direct public offering price *will be $1.00 per share.
*
*Following this offering, we will have two classes of authorized common stock, *Class A common stock and Class B common stock. The holders of our Class A *common stock and Class B common stock generally will have identical rights, *except that holders of our Class A common stock, will be entitled to one vote *per share, and holders of our Class B common stock will be entitled to *twenty-five votes per share on all matters submitted to a vote of our *stockholders, subject, in the case of the Class B common stock, to reduction *in accordance with the terms of our amended and restated by-laws of the *corporation.
*
*We intend to apply to list our Class A common stock on the Over the Counter *Bulletin Board (OTCBB) market under the symbol "BPBED."
*
*Investing in our Class A common stock involves risks. See "Risk Factors" *beginning on page 7.
*
*
*                                 Bona Fide Minimum            BonaFide Maximum
*                                          Estimate                    Estimate
*                                 -----------------            ----------------
*Number of shares                           50,000                  15,000,000
*Gross offering proceeds                   $50,000                 $15,000,000
*Estimated offering expenses(1)              $2500                    $750,000
*Estimated net proceeds                    $47,500                 $14,250,000
*Estimated net proceeds per share             $.95                       $0.95
*
*(1)Any expenses related to offering these securities including any agency fees
*
*                               Figure 1-A
*
*Neither the Securities and Exchange Commission nor any state securities *commission has approved or disapproved of these securities or passed upon
*the adequacy or accuracy of this prospectus. Any representation to the *contrary is a criminal offense.
*
*The underwriter, Bulletproof Brands Co Inc., must sell the minimum of *securities offers (50,000) if any are sold. The underwriter is required to *use their best efforts to sell the maximum number of securities offered *(15,000,000).
*
*The offering is expected to expire at 12:00 noon, Pacific Standard Time, on *December 31, 2015. We may extend this expiration date without notice to you *until July 1, 2016.
*
*Funds received before completion of the offering up to the minimum of the *offering range will be maintained at Bank of America. Funds received in *excess of the minimum of the offering range may be held at Bank of America, *or at our discretion, in an escrow account at an independent insured *depository institution. If we do not sell the minimum number of shares or if *we terminate the offering for any other reason, funds will be returned *promptly to subscribers.
*
*
*                            PROSPECTUS SUMMARY
*
*This summary highlights certain information contained elsewhere in this *prospectus and does not contain all of the information you should consider *before investing in our Class A common stock. You should read this entire *prospectus carefully, especially the "Risk Factors" section and our financial *statements and the related notes included elsewhere in this prospectus, before *making an investment decision.
*
*                        BULLETPROOF BRANDS CO INC.
*
*Unless the context otherwise requires, all references to "Bulletproof," *"Bulletproof Brands", "we," "us," "our," "our company," or similar language in *this prospectus refer to Bulletproof Brands Co Inc., a California corporation.
*
*Bulletproof Brands Co Inc., is a manufacturer and marketer of Bulletproof *Brands energy drinks who sells all-natural, top quality ingredient energy *drinks to our customers through various retailers and wholesalers. Our *distribution agreements allows rapid product placement and generates recurring *customer consumption. We currently serve customers in 11 states, and intend to *expand our footprint internationally, operating in every market where energy *drinks are sold and distributed.
*
*Our mission is to grow Bulletproof Energy Drinks into a profitable worldwide *all-natural energy drink beverage company focused on helping our military *families through our donations of 5 cents of every can sold. We continue to *focus on contributing to the support of our military which is the foundation *of our success to date. We believe that this focus is critical for the *creation of long-term value. We do not intend to compromise our user focus for *short-term economic gain.
*
*We believe that the most effective, and ultimately the most profitable, way to *accomplish our mission is to put the needs of our customers first. We have *found that offering high-quality, all natural energy drinks leads to increased *sales and strong word-of-mouth promotion. Our dedication to putting customers *first is reflected in commitments we have made to our shareholders:
*
*-  Growing and expanding our customer base by increasing our distribution
*   network;
*-  Service our military customers with the highest standards pushing to
*   become the Military's number 1 energy drink;
*-  Consistently increasing our market share in our current markets;
*-  Increase our OSS rate (Off Shelf Sales);
*-  Maintain high quality ingredients;
*-  Maintain competitive pricing;
*-  Continue aggressive advertising and marketing programs; and
*-  Continuing to provide exceptional service to attract and retain customers
*
*
*                           Corporate Information
*
*We were incorporated in California in June 2011. Our principal executive *offices are located at 1704 Halifax Way, El Dorado Hills, CA 95672. Our *telephone number is (916) 635-3718. We maintain a web site named *www.bulletproofenergy.com. The information on our web sites is not part of *this prospectus.
*
*Bulletproof Energy Drink is a registered trademark in the U.S. All other *trademarks, trade names and service marks appearing in this prospectus are *the property of their respective holders.
*
*The information in this prospectus is not complete and may be changed. We may *not sell these securities until the registration statement filed with the *Securities and Exchange Commission is effective. This prospectus is not an *offer to sell these securities and it is not soliciting an offer to buy these *securities in any state where the offer or sale is not permitted.
*
*                               THE OFFERING
*
*Bulletproof Brands Co Inc. is offering shares of Class A common stock in a *Direct Public Offering (DPO). The shares we are offering will represent *approximately sixty one percent (61%) of our outstanding Class A common stock.
*
*We expect that the common stock of Bulletproof Brands Co Inc. will be quoted *on the OTCBB under the symbol "BPBED". All shares offered for sale are being *offered at a price of one dollar ($1.00) per share. Purchasers will not pay a *commission on the shares of common stock they purchase in the offering.
*
*We are offering up to 15,000,000 shares of common stock for sale on a best *efforts basis, subject to laws and regulations of the U.S. Securities and *Exchange Commission. We must sell a minimum of 50,000 shares to complete the *offering. See Figure 1-A above.
*
*The offering is expected to expire at 12:00 noon, Pacific Standard Time, on *December 31, 2015. We may extend this expiration date without notice to you *until June 1, 2016. Current contributors and shareholder have priority rights *to purchase shares before shares are available for sale to the public. The *minimum purchase is one hundred (100) shares. Once submitted, orders are *irrevocable unless the offering is terminated. If the offering is extended *beyond June 1, 2016, subscribers will be notified and will be given the right *to confirm, change or cancel their orders, and funds will be returned promptly *to subscribers who do not respond to this notice. Funds received before *completion of the offering up to the minimum of the offering range will be *maintained at Bank of America. Funds received in excess of the minimum of the *offering range may be held in a Bank of America, or at our discretion, in an *escrow account at an independent insured depository institution. If we do not *sell the minimum number of shares or if we terminate the offering for any *other reason, we will promptly return your funds.
*
*                      Determination of Offering Price
*
*We Determined the Price Per Share and the Offering Range through Perceived *"Watered" Stock Valuation.
*
*Perceived Valuation or "watered stock" of Bulletproof Brands is agreed to by *all parties. All shareholders understand that this is a fictitious dollar *amount and in no way agree it is the corporation's worth. In addition, a true *valuation will be provided at each of the annual shareholders meeting. The *purpose of the "watered stock" is to establish a dollar value in order to *raise additional and on-going capital.
*
*The formula used to determine stock valuation:
*Using an A Rated distributor (Distributor with 3,000+ customers) and our Box *Store estimated sales volume, each distributor will order an estimated 40 *pallets (3200 cases) per month. 3200 cases @ $21/case = $67,200 x 10 *(distributors) = $672,000 x 12 (months) = $8,064,000.
*
*Because of our huge upside growth potential and current distribution as well *as future distribution currently being negotiated, we feel a fair and *conservative multiplier of our projected revenue is 6. Thus, $8,064,000 x 6 = *$48,384,000.
*
*The Perceived valuation is $48,384,000. Therefore after rounding down, our *48,000,000 shares of stock in Bulletproof Brands Co. Inc. have a perceived *value of $1 per share.
*
*                  Conditions to Completion of the Offering
*
*(1)    We sell at least the minimum number of shares offered; and
*(2)    We receive the approval of the U.S. Securities and Exchange Commission
*       to complete the offering.
*
*The information in this prospectus is not complete and may be changed. We may *not sell these securities until the registration statement filed with the *Securities and Exchange Commission is effective. This prospectus is not an *offer to sell these securities and it is not soliciting an offer to buy these *securities in any state where the offer or sale is not permitted.
*
*These securities are not deposits or accounts and are not insured or *guaranteed by the Federal Deposit Insurance Corporation or any other *government agency. Neither the Securities and Exchange Commission nor any *state securities regulator has approved or disapproved of these securities or *passed upon the adequacy or accuracy of this prospectus. Any representation to *the contrary is a criminal offense.
*
*                                RISK FACTORS
*
*Investing in our Class A common stock involves a high degree of risk. You *should consider carefully the risks and uncertainties described below, *together with all of the other information in this prospectus, including our *consolidated financial statements and the related notes included elsewhere in *this prospectus, before deciding whether to invest in shares of our Class A *common stock. We describe below what we believe are currently the material *risks and uncertainties we face, but they are not the only risks and *uncertainties we face. Additional risks and uncertainties that we are unaware *of, or that we currently believe are not material, may also become important *factors that adversely affect our business. If any of the following risks *actually occurs, our business, financial condition, results of operations, and *future prospects could be materially and adversely affected. In that event, *the market price of our Class A common stock could decline and you could lose *part or all of your investment.
*
*                  Risks Related to Our Business and Industry
*
*If we fail to anticipate and respond to changes in consumer preferences, *demand for our products could decline.
*
* Consumer tastes and preferences are difficult to predict and evolve over *time. Demand for our products depends on our ability to identify and offer *products that appeal to these shifting preferences. Factors that may affect *consumer tastes and preferences include:
*
*-  dietary trends and increased attention to nutritional values, such as the
* sugar, fat, protein, or calorie content of different foods and beverages; *- concerns regarding the health effects of specific ingredients and
*   nutrients, such as sugar, other sweeteners, vitamins, and minerals;
*-  increased awareness of the environmental and social effects of product
*   production
*
*If consumer demand for our products declines, our sales volumes and our *business could be negatively affected.
*
*We may not be able to implement successfully our growth strategy for our *brands on a timely basis or at all.
*
* We believe that our future success depends, in part, on our ability to *implement our growth strategy of our existing brand and products to drive *increased sales. Our ability to implement this strategy depends, among other *things, on our ability to:
*
*-  enter into distribution and other strategic arrangements with third-party
*   retailers and other potential distributors of our products;
*-  compete successfully in the product categories in which we choose to
*   operate;
*-  introduce new and appealing products and innovate successfully on our
*   existing products;
*-  develop and maintain consumer interest in our brand; and
*-  increase our brand recognition and loyalty
*
* We may not be able to implement this growth strategy successfully, and our *high rates of sales and income growth may not be sustainable over time. Our *sales and results of operations will be negatively affected if we fail to *implement our growth strategy or if we invest resources in a growth strategy *that ultimately proves unsuccessful.
*
*Our product categories face a high level of competition, which could *negatively impact our sales and results of operations.
*
* We face significant competition in our product categories. Competition in *our product category is based on product innovation, product quality, price, *brand recognition and loyalty, effectiveness of marketing, promotional *activity, and our ability to identify and satisfy consumer tastes and *preferences. Some of our competitors, such as Monster, Red Bull and Rockstar, *have substantial financial and marketing resources. They may be able to *introduce innovative products more quickly or market their products more *successfully than we can, which could cause our growth rate in certain *categories to be slower than we have forecast and could cause us to lose *sales. Additionally, due to high levels of competition in our product *category, certain of our key retailers may demand price concessions on our *products. Increased price competition and resistance to price increases may *have a negative effect on our results of operations.
*
*The loss of any of our largest customers could negatively impact our sales and *results of operations.
*
* The loss of any large customer for an extended period of time could *negatively affect our sales and results of operations.
*
*Erosion of the reputation of our leading brand could negatively impact our *sales and results of operations.
*
* The success of our brand may suffer if our marketing plans or product *initiatives do not have the desired impact on a brand's image or its ability *to attract consumers or if consumer or customer perceptions of our brand or *our products change unfavorably. In addition, the reputation of our brand may *suffer if any trademarks associated with our products are perceived negatively *by consumers. Our results of operations could be negatively affected if the *reputation of our brand suffers damage due to real or perceived quality issues *with our products, or if we are found to have violated any applicable laws or *regulations.
*
*Reduced availability of raw materials and other inputs, as well as increased *costs for our raw materials and other inputs, could adversely affect us.
*
* Our business depends heavily on raw materials and other inputs, such as *sugar, sweeteners and other commodities. Our raw materials are generally *sourced from third parties, and we are not assured of continued supply, *pricing, or exclusive access to raw materials from any of these suppliers. In *addition, a substantial portion of our raw materials are agricultural *products, which are vulnerable to adverse weather conditions and natural *disasters, such as floods, droughts, frost, earthquakes, and pestilence. *Adverse weather conditions and natural disasters also can lower crop yields *and reduce supplies of these ingredients or increase their prices. Other *events that adversely affect our suppliers and that are out of our control *could also impair our ability to obtain the raw materials and other inputs *that we need in the quantities and at the prices that we desire. Such events *include problems with our suppliers, businesses, finances, labor relations, *costs, production, insurance, and reputation.
*
* Cost increases in raw materials and other inputs could cause our profits to *decrease significantly compared to prior periods, as we may be unable to *increase our prices to offset the increased cost of these raw materials and *other inputs.
*
* If we are unable to obtain raw materials and other inputs for our products *or offset any increased costs for such raw materials and inputs, our business *could be negatively affected.
*
*We rely on third-party co-packers for our manufacturing needs, and failure to *maintain sufficient production capacity or to enter into satisfactory *co-packing agreements may result in our inability to meet customer demand.
*
* The success of our business depends, in part, on maintaining a strong *co-packers production platform. A failure by our co-packers to comply with *food safety, environmental, or other laws and regulations may disrupt our *supply of products. If we need to enter into additional co-packing agreements *in the future, we can provide no assurance that we would be able to find an *acceptable co-packer or to enter into co-packing agreements on satisfactory *terms or at all. Our inability to maintain satisfactory co-packing *arrangements could limit our ability to operate our business or implement our *strategic growth plan, and could negatively affect our sales volumes and *results of operations.
*
* In addition, if we cannot maintain sufficient production capacity through *co-packing agreements, we may be unable to meet customer demand and our *business could be negatively affected.
*
*The economic downturn could negatively affect our sales and results of *operations.
*
* The food and beverage industry is sensitive to changes in international, *national, and local economic conditions. The economic downturn has had an *adverse effect on consumer spending patterns. Lower consumer demand could *decrease our sales volumes and negatively affect our results of operations.
*
*We may incur liabilities, experience harm to our reputation, or be forced
*to recall products as a result of real or perceived product quality or other *product-related issues.
*
* We sell products for human consumption, which involves a number of risks. *Product contamination, spoilage, other adulteration, misbranding, or product *tampering could require us to recall products. We also may be subject to *liability if our products or operations violate applicable laws or *regulations, including environmental, health, and safety requirements, or in *the event our products cause injury, illness, or death. In addition, our *product advertising could make us the target of claims relating to false or *deceptive advertising under U.S. federal and state laws, including the *consumer protection statutes of some states, or laws of other jurisdictions in *which we operate. A significant product liability, consumer fraud, or other *legal judgment against us or a widespread product recall may negatively impact *0ur profitability. Moreover, claims or liabilities of this sort might not be *covered by insurance or by any rights of indemnity or contribution that we may *have against others. Even if a product liability, consumer fraud, or other *claim is found to be without merit or is otherwise unsuccessful, the negative *publicity surrounding such assertions regarding our products or processes *could materially and adversely affect our reputation and brand image, *particularly in categories that are promoted as having strong health and *wellness credentials. Any loss of consumer confidence in our product *ingredients or in the safety and quality of our products would be difficult *and costly to overcome.
*
*Disruption of our supply or distribution chains could adversely affect our *business.
*
* Damage or disruption to our manufacturing or distribution capabilities due *to weather, natural disaster, fire, environmental incident, terrorism, *pandemic, strikes, the financial or operational instability of key suppliers, *distributors, warehousing, and transportation providers, or other reasons *could impair our ability to manufacture or distribute our products. If we are *unable or it is not financially feasible to mitigate the likelihood or *potential impact of such events, our business and results of operations could *be negatively affected and additional resources could be required to restore *our supply chain.
*
*We may need additional financing in the future, and we may not be able to *obtain that financing.
*
* From time to time, we may need additional financing to support our business *and pursue our growth strategy, including for strategic acquisitions. Our *ability to obtain additional financing, if and when required, will depend on *investor demand, our operating performance, the condition of the capital *markets, and other factors. We cannot assure you that additional financing *will be available to us on favorable terms when required, or at all. If we *raise additional funds through the issuance of equity, equity-linked, or debt *securities, those securities may have rights, preferences, or privileges *senior to those of our Class A common stock, and, in the case of equity and *equity-linked securities, our existing stockholders may experience dilution.
*
*Our results of operations will fluctuate from quarter to quarter, which makes *them difficult to predict.
*
* Our quarterly financial results have fluctuated in the past and will *fluctuate in the future. Our financial results in any given quarter can be *influenced by numerous factors, many of which we are unable to predict or are *outside of our control, including:
*
*-  product quality issues or negative publicity about our products or
*   ingredients;
*-  investments that we make to acquire new brands and to launch products;
*-  changes in consumer preferences and discretionary spending;
*-  availability of raw materials and fluctuations in their prices; and
*-  variations in general economic conditions
*
*As a result of these factors, results for any one quarter are not necessarily *indicative of results to be expected for any other quarter or for any year.
*
*Loss of our key management or other personnel, or an inability to attract such *management and other personnel, could negatively impact our business.
*
* We depend on the skills, working relationships, and continued services of *key personnel, including our experienced senior management team. We also *depend on our ability to attract and retain qualified personnel to operate *and expand our business. If we lose one or more members of our senior *management team, or if we fail to attract talented new employees, our *business and results of operations could be negatively affected.
*
*Our intellectual property rights are valuable, and any inability to protect *them could reduce the value of our products and brands.
*
* We consider our intellectual property rights, particularly our trademark *to be a significant and valuable aspect of our business. We attempt to *protect our intellectual property rights through a combination of patent, *trademark, copyright, and trade secret laws, as well as licensing agreements, *third-party nondisclosure and assignment agreements, and the policing of *third-party misuses of our intellectual property. Our failure to obtain or *maintain adequate protection of our intellectual property rights, or any *change in law or other changes that serve to lessen or remove the current *legal protections of our intellectual property, may diminish our *competitiveness and could materially harm our business.
*
*Litigation or legal proceedings could expose us to significant liabilities and *have a negative impact on our reputation.
*
* We are party to various litigation claims and legal proceedings. We *evaluate these litigation claims and legal proceedings to assess the *likelihood of unfavorable outcomes and to estimate, if possible, the amount *of potential losses. Based on these assessments and estimates, we establish *reserves or disclose the relevant litigation claims or legal proceedings, as *appropriate. These assessments and estimates are based on the information *available to management at the time and involve a significant amount of *management judgment. Actual outcomes or losses may differ materially from our *current assessments and estimates.
*
*Our business is subject to various environmental and health and safety laws *and regulations, which may increase our compliance costs or subject us to *liabilities.
*
* Our business operations are subject to numerous requirements in the United *States relating to the protection of the environment and health and safety *matters, including the Clean Air Act, the Clean Water Act, the Comprehensive *Environmental Response, Compensation and Liability Act of 1980, as amended, as *well as similar state and local statutes and regulations in the United States. *
*Violations of laws or regulations related to the food industry, as well as new *laws or regulations or changes to existing laws or regulations related to the *food industry, could adversely affect our business.
*
* As a public company, we will be subject to changing rules and regulations *of federal and state securities regulators, as well as the stock exchange on *which our common stock is listed. These entities, including the Public Company *Accounting Oversight Board, and the U.S. Securities and Exchange Commission *("SEC"), have issued a significant number of new and increasingly complex *requirements and regulations over the course of the last several years and *continue to develop additional regulations and requirements in response to *laws enacted by Congress. Our efforts to comply with these requirements may *result in an increase in expenses and a diversion of management's time from *other business activities.
*
*    Risks Related to Ownership of Class A Common Stock and This Offering
*
*No trading market currently exists for our Class A common stock. We cannot *assure you that an active trading market will develop for our Class A common *stock.
*
* There currently is no public market for shares of our Class A common stock. *We cannot predict the extent to which investor interest in our Company will *lead to the development of a trading market on the OTCBB or otherwise, or how *liquid that market might be. If an active market does not develop, you may *have difficulty selling your shares of our Class A common stock. The initial *public offering price for our Class A common stock has been determined by *company valuations and may not be indicative of prices that will prevail in *the open market following the completion of this offering.
*
*If our stock price fluctuates after the completion of this offering, you could *lose a significant part of your investment.
*
* The market price of our Class A common stock may be influenced by many *factors, some of which are beyond our control, including those described above *in "Risks Related to Our Business and Industry" and the following:
*
*-  our inability to meet the financial estimates of analysts who follow our
*   Company;
*-  strategic actions by us or our competitors, such as acquisitions,
*   restructurings, significant contracts, acquisitions, joint marketing
*   relationships, joint ventures, or capital commitments;
*-  variations in our quarterly results of operations and those of our
*   competitors;
*-  general economic and stock market conditions;
*- changes in conditions or trends in our industry, geographies, or customers; *- terrorist acts;
*-  future sales of our Class A common stock or other securities;
*-  perceptions of the investment opportunity associated with our Class A
*   common stock relative to other investment alternatives;
*-  the public's reaction to our press releases, other public announcements,
*   and filings with the SEC;
*-  changes in accounting standards, policies, guidance, interpretations, or
*   principles;
*-  actual or anticipated growth rates relative to our competitors; and
*-  speculation by the investment community regarding our business
*
* In addition, the stock markets have experienced price and volume *fluctuations that have affected and continue to affect the market prices of *equity securities issued by many companies, including companies in our *industry. In the past, some companies that have had volatile market prices *for their securities have been subject to class action or derivative lawsuits. *The filing of a lawsuit against us, regardless of the outcome, could have a *negative effect on our business, financial condition, and results of *operations, as it could result in substantial legal costs and a diversion of *management's attention and resources.
*
* As a result of these factors, investors in our Class A common stock may not *be able to resell their shares at or above the initial public offering price *or may not be able to resell them at all. These market and industry factors *may materially reduce the market price of our Class A common stock, *regardless of our operating performance.
*
*Our costs will increase significantly as a result of operating as a public *company, and our management will be required to devote substantial time to *complying with public company regulations.
*
* As a public company with separate SEC reporting, regulatory, and stock *exchange listing requirements, we will incur additional legal, accounting, *compliance, and other expenses that we have not incurred historically. After *completion of this offering, we will be obligated to file with the SEC annual *and quarterly information and other reports that are specified in Section 13 *and other sections of the Securities Exchange Act of 1934, as amended
*(the "Exchange Act"), and therefore will need to have the ability to prepare *financial statements that are compliant with all SEC reporting requirements on *a timely basis. In addition, we will be subject to other reporting and *corporate governance requirements, including certain requirements and certain *provisions of Sarbanes-Oxley and the regulations promulgated thereunder, which *will impose significant compliance obligations upon us. Sarbanes-Oxley and the *Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as *new rules subsequently implemented by the SEC and the NYSE, have increased *regulation of, and imposed enhanced disclosure and corporate governance *requirements on, public companies. We are committed to maintaining high *standards of corporate governance and public disclosure, and our efforts to *comply with evolving laws, regulations, and standards in this regard are *likely to result in increased marketing, selling, and administrative expenses, *as well as a diversion of management's time and attention from revenue- *generating activities to compliance activities. These changes will require a *significant commitment of additional resources. We may not be successful in *implementing these requirements, and implementing them could materially *adversely affect our business, results of operations, and financial condition. *We also expect these recent regulations to increase our legal and financial *compliance costs, make it more difficult to attract and retain qualified *officers and members of our board of directors, particularly to serve on our *audit committee, and make some activities more difficult, time-consuming, and *costly. In addition, if we fail to implement the required controls with *respect to our internal accounting and audit functions, our ability to report *our results of operations on a timely and accurate basis could be impaired. If *we do not implement such required controls in a timely manner or with adequate *compliance, we might be subject to sanctions or investigation by regulatory *authorities, such as the SEC. Any such action could harm our reputation and *the confidence of investors and clients in our Company and could negatively *affect our business and cause the price of our Class A common stock to *decline.
*
*We do not currently intend to pay dividends on our Class A common
*stock or Class B common stock and, consequently, your ability to achieve a *return on your investment will depend on appreciation in the price of our *Class A common stock.
*
* Following completion of this offering, we do not expect to pay cash *dividends on our common stock, including the Class A common stock issued in *this offering, for the foreseeable future. Any future dividends will be within *the absolute discretion of our board of directors and will depend on, among *other things, our results of operations, working capital requirements, capital *expenditure requirements, financial condition, contractual restrictions, *business opportunities, anticipated cash needs, provisions of applicable law, *and other factors that our board of directors may deem relevant. As a result, *capital appreciation, if any, of our Class A common stock will be your sole *source of potential gain for the foreseeable future. The market price for our *Class A common stock after completion of this offering might not exceed the *price that you pay for our Class A common stock. Furthermore, we may not *generate sufficient cash from operations in the future to pay dividends on our *Class A common stock.
*
*You will experience immediate and substantial dilution in net tangible book *value per share.
*
* Dilution per share represents the difference between the initial public *offering price and the adjusted net tangible book value per share immediately *after this offering. Purchasers of our Class A common stock in this offering *will experience immediate dilution of $.86 in net tangible book value per *share. See "Dilution."
*
*The value of our Class A common stock may be adversely affected by the *superior voting rights associated with our Class B common stock, and holders *of our Class B common stock will have the ability to significantly influence *any action requiring the approval of our stockholders even after a spin-off.
*
* The holders of our Class A common stock and Class B common stock generally *will have identical rights, except that holders of our Class A common stock, *which is the class of common stock that we are offering in this offering, will *be entitled to one vote per share, and holders of our Class B common stock *will be entitled to twenty-five votes per share on all matters submitted to a *vote of our stockholders, subject, in the case of the Class B common stock, to *reduction in accordance with the terms of our amended and restated certificate *of incorporation. Because of the voting ratio between our Class B common stock *and our Class A common stock, the holders of our Class B common stock *collectively will exert significant influence over any action requiring the *approval of our stockholders and, accordingly, this concentrated control will *limit your ability to influence any action requiring the approval of our *stockholders, such as the adoption of amendments to our certificate of *incorporation, the election of directors, and the approval of mergers or a *sale of substantially all of our assets. The difference between the voting *rights of our Class A common stock and our Class B common stock could *adversely affect the value of our Class A common stock to the extent that *investors ascribe value to the superior voting rights of our Class B common *stock. See "Description of Securities to be Registered" for a description of *our common stock and the rights associated with it.
*
*                    Ratio of earnings to fixed charges
*
* We are not registering debt securities or preference equity securities, *therefore the Ratio of earnings to fixed charges subsection does not apply.
*
*            SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
*
* This prospectus includes forward-looking statements. All statements other *than statements of historical facts contained in this prospectus, including *statements regarding our future financial position, business strategy and *plans and objectives of management for future operations, are forward-looking *statements. The words "believe," "may," "will," "estimate," "continue," *"anticipate," "intend," "expect" and similar expressions are intended to *identify forward-looking statements. We have based these forward-looking *statements largely on our current expectations and projections about future *events and financial trends that we believe may affect our financial *condition, results of operations, business strategy, short term and long term *business operations and objectives, and financial needs. These forward-looking *statements are subject to a number of risks, uncertainties and assumptions, *including those described in "Risk Factors."
*
* In light of these risks, uncertainties and assumptions, the forward-looking *events and circumstances discussed in this prospectus may not occur and actual *results could differ materially and adversely from those anticipated or *implied in the forward-looking statements.
*
*                                USE OF PROCEEDS
*
* We estimate that we will receive net proceeds between $47,500 from our sale *of the 50,000 shares of Class A common stock (minimum estimate of the *offering) and $14,250,000 from our sale of the 15,000,000 shares of Class A *common stock (maximum estimate of the offering) offered by us, based upon an *assumed direct public offering price of $1.00 per share, after deducting *estimated underwriting discounts and commissions and estimated offering *expenses payable by us.
*
*We expect to use the net proceeds, shown as percentage of total proceeds in *the table below, received from this offering for general corporate purposes, *including;
*
*- 55% - Nationwide distribution, expansion and growth
*- 25% - Sales and marketing expenses, research and development expenses and
*         general and administrative expenses
*- 15% - Capital expenditures and product purchase
*-  5% - Possible re-purchase shares of its common stock back from existing
*         shareholders, subject to regulatory restrictions
*
*The net proceeds will not be used to compensate or otherwise make payments to *officers or directors of the issuer. We do not anticipate any material *changes in the use of proceeds if all of the securities of the offering are *not sold.
*
* The registrant may reserve the right to change the use of proceeds, *provided that such reservation is due to certain contingencies that are *discussed specifically and the alternatives to such use in that event are *indicated.
*
* Once submitted, orders to purchase shares of our Class A common stock are *irrevocable unless the offering is terminated. If the offering is extended *beyond June 1, 2016, and the minimum offering amount has not been reached, *subscribers will be notified and will be given the right to confirm, change or *cancel their orders, and funds will be returned promptly to subscribers who do *not respond to this notice. Funds received before completion of the offering *up to the minimum of the offering range will be maintained at Bank of America. *Funds received in excess of the minimum of the offering range may be held in a *Bank of America, or at our discretion, in an escrow account at an independent *insured depository institution. If we do not sell the minimum number of shares *or if we terminate the offering for any other reason, we will promptly return *subscriber's funds.
*
* We believe our current corporation position and the offering will assist *us in implementing our business strategy by increasing our capital base which *will support continuing growth and facilitate the expansion of our brand *through new distribution channels and geographical regions.
*
*                               DIVIDEND POLICY
*
* We have never declared or paid any cash dividend on our capital stock. We *currently intend to retain any future earnings and do not expect to pay any *dividends in the foreseeable future.
*
*                           CASH AND CAPITALIZATION
*
*The following table sets forth our cash, cash equivalents and capitalization *as follows:
*
*-  On an actual basis.
*- On a pro forma as adjusted basis to give effect to receipt of the net *proceeds from the sale by us in this offering of shares of Class A common *stock at an assumed direct public offering price of $1.00 per share, after *deducting estimated underwriting discounts and commissions and estimated *offering expenses.
*
*As of April 1, 2015
*
*                                                                                Historical             Pro forma
*                                                                                Unaudited)           as adjusted
*                                                                              ------------           -----------
*
*Cash and cash equivalents                                                        $ 163,114             $ 163,114
*
*Long-term debt                                                                           0                     0
*Total invested equity                                                            1,214,600           $ 1,214,600
*Stockholders' Equity:
*  Preferred stock, 22,934,240 shares issued and outstanding                     22,934,240            22,934,240
*  Class A common stock, $1.00 par value; 15,000,000 shares
*  authorized; 24,793,600 shares issued and outstanding as adjusted              24,793,600          $ 14,250,000
*  Class B common stock, 272,160 shares authorized; 272,160  shares issued and
*  outstanding as adjusted                                                          272,160               272,160
*  Additional paid-in capital                                                             -                     -
*
*Total capitalization                                                           $ 1,377,714          $ 15,627,714
*
*
*                                  DILUTION
*
* The pro forma net tangible book value of Bulletproof Brands Co Inc. at *December 31, 2014, upon completion of this offering, was approximately *$162,114, or $0.004 per share. Pro forma net tangible book value per share is *equal to our total tangible assets less our total liabilities, divided by the *total number of shares outstanding. After giving effect to the sale of *15,000,000 shares of our common stock offered by Bulletproof Brands Co Inc. *hereby at a direct public offering price of $1.00 per share and after *deducting underwriting discounts and commissions and estimated offering *expenses payable by us, our as adjusted pro forma net tangible book value at *December 31, 2014 would have been approximately $6,162,114, or $.147 per *share. This represents an immediate increase in net tangible book value of *$0.143 per share to existing stockholders and an immediate dilution of $0.853 *per share to new investors purchasing shares of our common stock in this *offering. The following table illustrates the per share dilution to the new *investors:
*
*Direct public offering price per share..................................$1.00
*Pro forma net tangible book value per share at December 31, 2014.......$0.004
*Increase per share attributable to this offering.......................$0.136
*As adjusted pro forma net tangible book value per share after the
*offering...............................................................$0.147
*Dilution per share to new investors in this offering....................$0.86
*
*                SELECTED UNAUDITED CONSOLIDATED FINANCIAL DATA
*
* The following financial data should be read in conjunction with related *notes included elsewhere in this prospectus and our Organization and Summary *of Significant Accounting Policies section.
*
*The consolidated statements of operations data, the consolidated the balance *sheet data and the consolidated statement of cash flow data for the years *ended December 31, 2013 and December 31, 2014, are derived from our unaudited *consolidated financial statements. The unaudited consolidated financial *statements include, in the opinion of management, all adjustments that *management considers necessary for the fair presentation of the financial *information set forth in those statements. The historical results are not *necessarily indicative of the results to be expected in any future period. *Our historical consolidated financial statements have been prepared on a *stand-alone basis in accordance with GAAP and are derived from our *consolidated financial statements and accounting records using the historical *results of operations and assets and liabilities attributed to our operations.
*
* Our historical results are not necessarily indicative of our results in any *future period. You should read the following selected consolidated financial *data together with our consolidated financial statements and the related notes *included elsewhere in this prospectus and the "Cash and Capitalization" and *"Management's Discussion and Analysis of Financial Condition and Results of *Operations" sections of this prospectus.
*
*        ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
*
*Our net sales are derived primarily from sales of our branded energy drink *beverage and revenue from third-party distributors across North America. *Sales are reported net of estimated returns, trade promotions, and other *discounts.
*
*Costs include all costs of purchase, costs of conversion and other costs *incurred in bringing the inventories to their present location and condition. *The costs of those goods not yet sold are deferred as other expense *production costs until the inventory is sold.
*
*Organization: Bulletproof Brands Co Inc (the "Company" or "Bulletproof") was *incorporated in California in June, 2011.
*
*Nature of Operations: The Company develops, markets, sells and distributes *"energy drink" beverages under the "Bulletproof" brand name.
*
*Basis of Presentation: The accompanying consolidated financial statements *have been prepared in accordance with accounting principles generally *accepted in the United States of America ("GAAP") and include the accounts of *the Company.
*
*Inventories: Inventories are valued at the lower of first-in, first-out *(FIFO) cost or market value (net realizable value).
*
*Property and Equipment: Property and equipment are stated at cost. *Depreciation of furniture and fixtures, office and computer equipment, *computer software, equipment, and vehicles is based on their estimated
*useful lives (three to ten years) and is calculated using the straight-line *method. Amortization of leasehold improvements is based on the lesser of *their estimated useful lives or the terms of the related leases and is *calculated using the straight-line method. Normal repairs and maintenance *costs are expensed as incurred. Expenditures that materially increase values *or extend useful lives are capitalized. The related costs and accumulated *depreciation of disposed assets are eliminated and any resulting gain or
*loss on disposition is included in net income.
*
*Revenue Recognition: The Company recognizes revenue when persuasive evidence *of an arrangement exists, delivery has occurred, the sales price is fixed or *determinable and collectability is reasonably assured. Generally, ownership *of and title to the Company's products passes to customers upon delivery of *the products to customers. Certain of the Company's distributors may also *perform a separate function as a co-packer on the Company's behalf. In such *cases, ownership of and title to the Company's products that are co-packed on *the Company's behalf by those co-packers who are also distributors, passes to *such distributors when the Company is notified by them that they have taken *transfer or possession of the relevant portion of the Company's finished *goods. Net sales have been determined after deduction of promotional and *other allowances in accordance with ASC 605-50.
*
*Management believes that adequate provision has been made for cash discounts, *returns and spoilage based on the Company's historical experience.
*
*Cost of Sales: Cost of sales consists of the costs of raw materials utilized *in the manufacture of products, co-packing fees, repacking fees, in-bound *freight charges, as well as certain internal transfer costs, warehouse *expenses incurred prior to the manufacture of the Company's finished products *and certain quality control costs. Raw materials account for the largest *portion of the cost of sales. Raw materials include cans, bottles, other *containers, ingredients and packaging materials.
*
*Operating Expenses: Operating expenses include selling expenses such as *distribution expenses to transport products to customers and warehousing *expenses after manufacture, as well as expenses for advertising, sampling
*and in-store demonstration costs, costs for merchandise displays, *point-of-sale materials and premium items, sponsorship expenses, other *marketing expenses and design expenses. Operating expenses also include such *costs as payroll costs, independent contractor commissions, travel costs, *professional service fees including legal fees, termination payments made to *certain of the Company's prior distributors, depreciation and other general *and administrative costs.
*
*Marketing, Advertising and Promotional Expenses:: The Company accounts for *advertising production costs by expensing such production costs the first *time the related advertising takes place. A significant amount of the *Company's promotional expenses result from payments under endorsement and *sponsorship contracts. Accounting for endorsement and sponsorship payments
*is based upon specific contract provisions. Generally, endorsement and *sponsorship payments are expensed on a straight-line basis over the term of *the contract. Marketing, Advertising and promotional expenses are included
*in operating expenses in the accompanying consolidated statements of income.
*
*Credit Risk: The Company sells its products nationally, primarily to *retailers and beverage distributors. The Company performs ongoing credit *evaluations of its customers and generally does not require collateral.
*
*Fair Value of Financial Instruments: The carrying value of the Company's *financial instruments, including cash and cash equivalents, accounts *receivable, accounts payable and accrued liabilities, approximate fair value *due to the relatively short maturity of the respective instruments.
*
*Use of Estimates: The preparation of the consolidated financial statements
*in conformity with GAAP requires management to make estimates and
*assumptions that affect the reported amounts of assets and liabilities and *disclosure of contingent assets and liabilities at the date of the financial *statements and the reported amounts of revenues and expenses during the *reporting period. Actual results could differ from those estimates.
*
*
*3/9/2015                   BULLETPROOF BRANDS,INC.
*Accrual Basis       UNAUDITED CONSOLIDATED INCOME STATEMENT
*                       January through December 2013
*
*                                                                Jan-Dec 2013
*                                                           -----------------
*     Ordinary Income/Expense
*        Income
*          Sales                                                   260,572.71
*          Discounts & Allowances
*            Customer Discounts                                    -88,478.94
*            Distribution Sales Incentives                          -7,258.50
*            Discounts-Other                                          -212.00
*                                                           -----------------
*          Total Discounts & Allowances                            -95,949.44
*        Total Income                                              164,623.27
*
*        Cost of Goods Sold
*          Cost of Goods Sold                                       99,976.60
*                                                           -----------------
*        Total COGS                                                 99,976.60
*                                                           -----------------
*
*      Gross Profit                                                 64,646.67
*        Expense
*          Sales and Marketing                                     112,258.69
*          General and Administrative                              269,946.28
*                                                           -----------------
*        Total Expense                                             382,204.97
*                                                           -----------------
*
*      Net Ordinary Income                                        -317,558.30
*
*    Net Income                                                   -317,558.30
*                                                           =================
*
*3/9/2015                   BULLETPROOF BRANDS, INC.
*Accrual Basis      UNAUDITED CONSOLIDATED INCOME STATEMENT
*                        January through December 2014
*
*                                                              Jan - Dec 2014
*                                                           -----------------
*     Ordinary Income/Expense
*        Income
*          Sales                                                   128,339.13
*          Discounts & Allowances                                   -3,766.32
*                                                           -----------------
*        Total Income                                              124,572.81
*
*        Cost of Goods Sold
*          Cost of Goods Sold                                       34,399.82
*                                                           -----------------
*        Total COGS                                                 34,399.82
*
*      Gross Profit                                                 90,172.99
*        Expense
*          Sales and Marketing                                     173,565.20
*          General and Administrative                              146,558.95
*                                                           -----------------
*        Total Expense                                             320,124.15
*                                                           -----------------
*
*      Net Ordinary Income                                        -229,951.16
*
*      Other Income / Expense
*         Other Expense
*           Production Cost
*           Printing of 16oz can                                    20,023.65
*           Pre-mix for 16 oz can                                   18,230.00
*           Production Cost - Other                                     50.00
*                                                           -----------------
*          Total Production Cost                                    38,303.65
*
*           Contract Buy-out                                         3,248.05
*           Shipping Cost                                           -1,084.66
*           Miscellaneous Expense                                      367.51
*                                                           -----------------
*         Total Other Expense                                       40,834.55
*                                                           -----------------
*       Net Other Income / Expense                                 -40,834.55
*
*     Net Income                                                  -270,785.71
*                                                           =================
*
*3/9/2015                  BULLETPROOF BRANDS CO. INC.
*Accrual Basis       UNAUDITED CONSOLIDATED BALANCE SHEET
*                        January through December 2013
*
*                                                       Jan - Dec 2013
*                                                       --------------
*    ASSETS
*        Current Assets
*            Checking/Savings
*                Unrecorded Sales                              -924.99
*                BofA Checking-3720                          39,927.26
*                BofA Checking-3706                             -58.00
*                Petty Cash                                   1,460.00
*                                                       --------------
*            Total Checking/Savings                          40,404.27
*            Accounts Receivable
*                Accounts Receivable                         40,808.72
*                                                       --------------
*            Total Accounts Receivable                       40,808.72
*            Other Current Assets
*                Undeposited Funds                            1,398.16
*                Inventory Asset                             36,583.65
*                                                       --------------
*            Total Other Current Assets                      37,981.81
*                                                       --------------
*        Total Current Assets                               119,194.80
*                                                       ==============
*    TOTAL ASSETS                                           119,194.80
*
*    LIABILITIES & EQUITY
*        Liabilities
*            Current Liabilities
*                Accounts Payable
*                    Accounts Payable                         1,750.00
*                                                       --------------
*                Total Accounts Payable                       1,750.00
*                Other Current Liabilities
*                    Notes/Loans
*                        Larry Elliott                        5,000.00
*                        Shiva Dantu                         12,500.00
*                                                       --------------
*                    Total Notes/Loans                       17,500.00
*                    Sales To Be Recorded                     1,890.83
*                    CA CRV Fees Accured                      4,250.40
*                                                       --------------
*                Total Other Current Liabilities             23,641.23
*                                                       --------------
*            Total Current Liabilities                       25,391.23
*            Long Term Liabilities
*                N/P-Nissan Motor NV200                      20,489.42
*                N/P-Nissan Motor NV                         22,657.38
*                                                       --------------
*            Total Long Term Liabilities                     43,146.80
*                                                       --------------
*        Total Liabilities                                   68,538.03
*
*        Equity
*            Owners Reimbursement- Misc
*                Jeff Bloch                                 -10,733.85
*                Rob Dohlke                                 -28,680.19
*                                                       --------------
*            Total Owners Reimbursement- Misc               -39,414.04
*
*            Shareholder Equity
*                Richard Scharnott
*                    Investment                              15,000.00
*                                                       --------------
*                Total Richard Scharnott                     15,000.00
*                Christopher Bloch
*                    Investments                              2,500.00
*                                                       --------------
*                Total Christopher Bloch                      2,500.00
*                Thalia Routsis
*                    Investments                              5,000.00
*                                                       --------------
*                Total Thalia Routsis                         5,000.00
*                Alvin Steinburg
*                    Investments                              5,000.00
*                                                       --------------
*                Total Alvin Steinburg                        5,000.00
*                Rick Fox//Sondra Fox
*                    Investment                               5,000.00
*                                                       --------------
*                Total Rick Fox//Sondra Fox                   5,000.00
*                David Hanighen
*                    Investment                               5,000.00
*                                                       --------------
*                Total David Hanighen                         5,000.00
*                CES Asset Holdings LLC
*                    Investment                              30,000.00
*                                                       --------------
*                Total CES Asset Holdings LLC                30,000.00
*                Blain Bibb
*                    Investments                             15,000.00
*                                                       --------------
*                Total Blain Bibb                            15,000.00
*                Dean Gold
*                    Investments                             15,000.00
*                                                       --------------
*                Total Dean Gold                             15,000.00
*                James Durham
*                    Investments                             35,000.00
*                                                       --------------
*                Total James Durham                          35,000.00
*                John J Gillin
*                    Investment                              10,000.00
*                                                       --------------
*                Total John J Gillin                         10,000.00
*                Kurt E Dunshee
*                    Investments                             75,000.00
*                                                       --------------
*                Total Kurt E Dunshee                        75,000.00
*                Larry Elliott
*                    Investments                            102,400.00
*                                                       --------------
*                Total Larry Elliott                        102,400.00
*                Matthew Mascara
*                    Investments                             15,000.00
*                                                       --------------
*                Total Matthew Mascara                       15,000.00
*                Philip Sutton
*                    Investments                             25,000.00
*                                                       --------------
*                Total Philip Sutton                         25,000.00
*                Phillip Bodine
*                    Investments                             50,000.00
*                                                       --------------
*                Total Phillip Bodine                        50,000.00
*                Randy Weil
*                    Investments                            200,000.00
*                                                       --------------
*                Total Randy Weil                           200,000.00
*                Robert Ferry
*                    Investments                             10,000.00
*                                                       --------------
*                Total Robert Ferry                          10,000.00
*                Susan Dunshee
*                    Investments                             60,000.00
*                                                       --------------
*                Total Susan Dunshee                         60,000.00
*            Total Shareholder Capital Investment           679,900.00
*            Retained Earnings                             -222,345.93
*            Net Income                                    -367,483.26
*                                                       --------------
*        Total Equity                                        50,656.77
*                                                       --------------
*    TOTAL LIABILITIES & EQUITY                             119,194.80
*                                                       ==============
*
*3/9/2015                  BULLETPROOF BRANDS CO. INC.
*Accrual Basis       UNAUDITED CONSOLIDATED BALANCE SHEET
*                        January through December 2014
*
*                                                              Jan - Dec 2014
*                                                              --------------
*ASSETS
*    Current Assets
*        Checking/Savings
*            BofA  Checking-9869                                    84,471.71
*            Unrecorded Sales                                       -1,057.14
*            BofA Checking-3720                                      1,868.84
*            BofA Checking-3706                                       -100.00
*            Petty Cash                                              1,460.00
*                                                              --------------
*        Total Checking/Savings                                     86,643.41
*        Accounts Receivable
*            Accounts Receivable                                     3,879.13
*                                                              --------------
*        Total Accounts Receivable                                   3,879.13
*        Other Current Assets
*            Undeposited Funds                                       1,473.95
*            Inventory Asset                                        60,177.38
*                                                              --------------
*        Total Other Current Assets                                 61,651.33
*                                                              --------------
*    Total Current Assets                                          152,173.87
*                                                              --------------
*TOTAL ASSETS                                                      152,173.87
*                                                              ==============
*LIABILITIES & EQUITY
*    Liabilities
*        Current Liabilities
*            Accounts Payable
*                Accounts Payable                                    1,750.00
*                                                              --------------
*            Total Accounts Payable                                  1,750.00
*            Other Current Liabilities
*                Notes/Loans
*                    Larry Elliott                                   2,000.00
*                                                              --------------
*                Total Notes/Loans                                   2,000.00
*                Sales To Be Recorded                                1,890.83
*                CA CRV Fees Accured                                 8,054.90
*                                                              --------------
*            Total Other Current Liabilities                        11,945.73
*                                                              --------------
*        Total Current Liabilities                                  13,695.73
*        Long Term Liabilities
*            13 NISS NV200                                          21,972.57
*            N/P-Nissan Motor NV200                                 17,858.58
*            N/P-Nissan Motor NV                                    22,284.34
*                                                              --------------
*        Total Long Term Liabilities                                62,115.49
*                                                              --------------
*    Total Liabilities                                              75,811.22
*    Equity
*        Owners Reimbursement- Misc
*            Jeff Bloch                                            -11,958.48
*            Rob Dohlke                                            -47,267.19
*                                                              --------------
*        Total Owners Reimbursement- Misc                          -59,225.67
*        Shareholder Equity
*            Most, LLC
*                Investments                                         5,000.00
*                                                              --------------
*            Total Most, LLC                                         5,000.00
*            Neelakanta Dantu
*                Investments                                         9,850.00
*                                                              --------------
*            Total Neelakanta Dantu                                  9,850.00
*            Anthony & Cynthia Rini
*                Investments                                        35,000.00
*                                                              --------------
*            Total Anthony & Cynthia Rini                           35,000.00
*            Steven Connell
*                Investments                                        25,000.00
*                                                              --------------
*            Total Steven Connell                                   25,000.00
*            James M. Shoughro, TTEE
*                Investments                                        15,000.00
*                                                              --------------
*            Total James M. Shoughro, TTEE                          15,000.00
*            Tom Carson
*                Investments                                        25,000.00
*                                                              --------------
*            Total Tom Carson                                       25,000.00
*            Peter Lasky
*                Investments                                        25,000.00
*                                                              --------------
*            Total Peter Lasky                                      25,000.00
*            Barry & Vicki Prater
*                Investment                                          5,000.00
*                                                              --------------
*            Total Barry & Vicki Prater                              5,000.00
*            Barbara Ann Smart
*                Investment                                         10,000.00
*                                                              --------------
*            Total Barbara Ann Smart                                10,000.00
*            Stuart Nemy
*                Investment                                         35,000.00
*                                                              --------------
*            Total Stuart Nemy                                      35,000.00
*                                                              --------------
*            Dan Riley
*                Investments                                        10,000.00
*                                                              --------------
*            Total Dan Riley                                        10,000.00
*            Richard Scharnott
*                Investment                                         15,000.00
*                                                              --------------
*            Total Richard Scharnott                                15,000.00
*            Christopher Bloch
*                Investments                                         2,500.00
*                                                              --------------
*            Total Christopher Bloch                                 2,500.00
*            Thalia Routsis
*                Investments                                         5,000.00
*                                                              --------------
*            Total Thalia Routsis                                    5,000.00
*            Alvin Steinburg
*                Investments                                         5,000.00
*                                                              --------------
*            Total Alvin Steinburg                                   5,000.00
*            Rick Fox//Sondra Fox
*                Investment                                          5,000.00
*                                                              --------------
*            Total Rick Fox//Sondra Fox                              5,000.00
*            David Hanighen
*                Investment                                          7,500.00
*                                                              --------------
*            Total David Hanighen                                    7,500.00
*            CES Asset Holdings LLC
*                Investment                                         60,000.00
*                                                              --------------
*            Total CES Asset Holdings LLC                           60,000.00
*            Blain Bibb
*                Investments                                        15,000.00
*                                                              --------------
*            Total Blain Bibb                                       15,000.00
*            Dean Gold
*                Investments                                        15,000.00
*                                                              --------------
*            Total Dean Gold                                        15,000.00
*            James Durham
*                Investments                                        37,000.00
*                                                              --------------
*            Total James Durham                                     37,000.00
*            John J Gillin
*                Investment                                         10,000.00
*                                                              --------------
*            Total John J Gillin                                    10,000.00
*            Kurt E Dunshee
*                Investments                                        75,000.00
*                                                              --------------
*            Total Kurt E Dunshee                                   75,000.00
*            Larry Elliott
*                Investments                                       102,400.00
*                                                              --------------
*            Total Larry Elliott                                   102,400.00
*            Matthew Mascara
*                Investments                                        15,000.00
*                                                              --------------
*            Total Matthew Mascara                                  15,000.00
*            Philip Sutton
*                Investments                                        25,000.00
*                                                              --------------
*            Total Philip Sutton                                    25,000.00
*            Phillip Bodine
*                Investments                                        60,000.00
*                                                              --------------
*            Total Phillip Bodine                                   60,000.00
*            Randy Weil
*                Investments                                       290,000.00
*                                                              --------------
*            Total Randy Weil                                      290,000.00
*            Robert Ferry
*                Investments                                        50,000.00
*                                                              --------------
*            Total Robert Ferry                                     50,000.00
*            Shiva Danter
*                Investments                                        12,500.00
*                                                              --------------
*            Total Shiva Danter                                     12,500.00
*            Susan Dunshee
*                Investments                                        60,000.00
*                                                              --------------
*            Total Susan Dunshee                                    60,000.00
*                                                              --------------
*        Total Shareholder Capital Investment                    1,066,750.00
*        Retained Earnings                                        -589,829.19
*        Net Income                                               -341,332.49
*                                                              --------------
*    Total Equity                                                   76,362.65
*                                                              --------------
*TOTAL LIABILITIES & EQUITY                                        152,173.87
*                                                              ==============
*
*3/9/2015                  BULLETPROOF BRANDS CO. INC.
*                UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOW
*                         January through December 2013
*
*                                                             Jan - Dec 2013
*                                                             --------------
*            OPERATING ACTIVITIES
*                Net Income                                      -321,710.51
*                Adjustments to reconcile Net Income
*                to net cash provided by operations:
*                    Accounts Receivable                          -40,808.72
*                    Inventory Asset                               24,999.47
*                    Accounts Payable                               1,750.00
*                    Notes/Loans:Larry Elliott                     -5,000.00
*                    Notes/Loans:Shiva Dantu                      -12,500.00
*                    CA CRV Fees Accrued                            1,707.60
*                                                             --------------
*        Net cash provided by Operating Activities               -351,562.16
*
*        FINANCING ACTIVITIES
*            N/P-Nissan Motor NV200                                20,489.42
*            N/P-Nissan Motor NV                                   22,657.38
*            Owners Reimbursement- Misc:Jeff Bloch                -10,733.85
*            Owners Reimbursement- Misc:Rob Dohlke                -28,680.19
*            Shareholder Equity:Richard Scharnott:Investment       15,000.00
*            Shareholder Equity:Christopher Bloch:Investments       2,500.00
*            Shareholder Equity:Thalia Routsis:Investments          5,000.00
*            Shareholder Equity:Alvin Steinburg:Investments         5,000.00
*            Shareholder Equity:Rick Fox//Sondra Fox:Investment     5,000.00
*            Shareholder Equity:David Hanighen:Investment           5,000.00
*            Shareholder Equity:CES Asset Holdings LLC:Investment  30,000.00
*            Shareholder Equity:Blain Bibb:Investments             15,000.00
*            Shareholder Equity:Dean Gold:Investments              15,000.00
*            Shareholder Equity:John J Gillin:Investment           10,000.00
*            Shareholder Equity:Kurt E Dunshee:Investments         75,000.00
*            Shareholder Equity:Larry Elliott:Investments          -1,000.00
*            Shareholder Equity:Matthew Mascara:Investments        15,000.00
*            Shareholder Equity:Philip Sutton:Investments          25,000.00
*            Shareholder Equity:Phillip Bodine:Investments         50,000.00
*            Shareholder Equity:Randy Weil:Investments            100,000.00
*            Shareholder Equity:Susan Dunshee:Investments          60,000.00
*            Opening Balance Equity                               -45,772.75
*                                                             --------------
*            Net cash provided by Financing Activities            389,460.01
*                                                             --------------
*        Net cash increase for period                              37,897.85
*        Cash at beginning of period                                3,904.58
*                                                             --------------
*    Cash at end of period                                         41,802.43
*                                                             ==============
*
*3/9/2015                  BULLETPROOF BRANDS CO. INC.
*                UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOW
*                         January through December 2014
*
*                                                             Jan - Dec 2014
*                                                             --------------
*    OPERATING ACTIVITIES
*        Net Income                                              -309,839.70
*        Adjustments to reconcile Net Income
*        to net cash provided by operations:
*            Accounts Receivable                                   36,929.59
*            Inventory Asset                                      -33,113.95
*            Notes/Loans:Larry Elliott                             -3,000.00
*            Notes/Loans:Shiva Dantu                              -12,500.00
*            CA CRV Fees Accrued                                    3,804.50
*                                                             --------------
*    Net cash provided by Operating Activities                   -317,719.56
*
*    FINANCING ACTIVITIES
*        13 NISS NV200                                             21,972.57
*        N/P-Nissan Motor NV200                                    -2,630.84
*        N/P-Nissan Motor NV                                         -373.04
*        Owners Reimbursement- Misc:Jeff Bloch                     -1,224.63
*        Owners Reimbursement- Misc:Rob Dohlke                    -18,587.00
*        Shareholder Equity:Most, LLC:Investments                   5,000.00
*        Shareholder Equity:Neelakanta Dantu:Investments            9,850.00
*        Shareholder Equity:Anthony & Cynthia Rini:Investments     35,000.00
*        Shareholder Equity:Steven Connell:Investments             25,000.00
*        Shareholder Equity:James M. Shoughro, TTEE:Investments    15,000.00
*        Shareholder Equity:Tom Carson:Investments                 25,000.00
*        Shareholder Equity:Peter Lasky:Investments                25,000.00
*        Shareholder Equity:Barry & Vicki Prater:Investment         5,000.00
*        Shareholder Equity:Barbara Ann Smart:Investment           10,000.00
*        Shareholder Equity:Stuart Nemy:Investment                 35,000.00
*        Shareholder Equity:Dan Riley:Investments                  10,000.00
*        Shareholder Equity:David Hanighen:Investment               2,500.00
*        Shareholder Equity:CES Asset Holdings LLC:Investment      30,000.00
*        Shareholder Equity:James Durham:Investments                2,000.00
*        Shareholder Equity:Phillip Bodine:Investments             10,000.00
*        Shareholder Equity:Randy Weil:Investments                 90,000.00
*        Shareholder Equity:Robert Ferry:Investments               40,000.00
*        Shareholder Equity:Shiva Danter:Investments               12,500.00
*        Opening Balance Equity                                   -21,972.57
*                                                             --------------
*      Net cash provided by Financing Activities                  364,034.49
*                                                             --------------
*    Net cash increase for period                                  46,314.93
*    Cash at beginning of period                                   41,802.43
*                                                             --------------
*  Cash at end of period                                           88,117.36
*                                                             ==============
*
*                 DESCRIPTION OF SECURITIES TO BE REGISTERED
*
*                                  General
* Following the closing of this offering, our authorized capital stock will *consist of 24,793,600 shares of common stock Class A par value $0.001 per *share, 272,160 shares of common stock Class B, par value $0.001 per share, *and 22,934,240 shares of preferred stock, par value $0.001 per share. The *following description of our capital stock and provisions of our certificate *of incorporation and by-laws are summaries and are qualified by reference to *the certificate of incorporation and by-laws that will become effective upon *the closing of this offering. Copies of these documents have been filed with *the SEC as exhibits to our registration statement, of which this prospectus *forms a part. The description of our common stock reflects changes to our *capital structure that will occur upon the closing of this offering.
*
*                            Common Stock Class B
*
* As of April 2, 2015, there were 272,160 shares of our common stock Class B *outstanding and held of record by the Corporation and controlled by the *current Board of Directors.
*
* Holders of our common stock Class B are entitled to twenty five votes for *each share held on all matters submitted to a vote of stockholders and do not *have cumulative voting rights. An election of directors by our stockholders *shall be determined by a plurality of the votes cast by the stockholders *entitled to vote on the election. Holders of common stock are entitled to *receive proportionately any dividends as may be declared by our board of *directors, subject to any preferential dividend rights of any series of *preferred stock that we may designate and issue in the future.
*
* In the event of our liquidation or dissolution, the holders of common stock *are entitled to receive proportionately our net assets available for *distribution to stockholders after the payment of all debts and other *liabilities and subject to the prior rights of any outstanding preferred *stock. Holders of common stock have no preemptive, subscription, redemption or *conversion rights. Our outstanding shares of common stock are, and the shares *offered by us in this offering will be, when issued and paid for, validly *issued, fully paid and non-assessable. The rights, preferences and privileges *of holders of common stock are subject to and may be adversely affected by the *rights of the holders of shares of any series of preferred stock that we may *designate and issue in the future.
*
*                             Common Stock Class A
*
* As of April 2, 2015, there were 24,793,600 shares of our common stock *Class A outstanding and held of record by 13 stockholders.
*
* Holders of our common stock are entitled to one vote for each share held on *all matters submitted to a vote of stockholders and do not have cumulative *voting rights. An election of directors by our stockholders shall be *determined by a plurality of the votes cast by the stockholders entitled to *vote on the election. Holders of common stock are entitled to receive *proportionately any dividends as may be declared by our board of directors, *subject to any preferential dividend rights of any series of preferred stock *that we may designate and issue in the future.
*
* In the event of our liquidation or dissolution, the holders of common stock *are entitled to receive proportionately our net assets available for *distribution to stockholders after the payment of all debts and other *liabilities and subject to the prior rights of any outstanding preferred *stock. Holders of common stock have no preemptive, subscription, redemption or *conversion rights. Our outstanding shares of common stock are, and the shares *offered by us in this offering will be, when issued and paid for, validly *issued, fully paid and non-assessable. The rights, preferences and privileges *of holders of common stock are subject to and may be adversely affected by the *rights of the holders of shares of any series of preferred stock that we may *designate and issue in the future.
*
* In regards to liquidation, all holders of Class A shares have the right to *sell their shares at any time through any means prescribed and/or approved by *SEC.
*
* All holders of Class A shares, per the shareholders agreement, have *preemptive rights and are insured that any seasoned offerings will not dilute *his/her ownership percentage.
*
*                                Preferred Stock
*
* As of April 2, 2015, there were 22,934,240 shares of our Preferred stock *Class P outstanding and held of record by 33 stockholders.
*
* Under the terms of our certificate of incorporation that will become *effective upon the closing of this offering, our board of directors is *authorized to direct us to issue shares of preferred stock in one or more *series without stockholder approval. Our board of directors has the discretion *to determine the rights, preferences, privileges and restrictions, including *voting rights, dividend rights, conversion rights, redemption privileges and *liquidation preferences, of each series of preferred stock.
*
* The purpose of authorizing our board of directors to issue preferred stock *and determine its rights and preferences is to eliminate delays associated *with a stockholder vote on specific issuances. The issuance of preferred *stock, while providing flexibility in connection with possible acquisitions, *future financings and other corporate purposes, could have the effect of *making it more difficult for a third party to acquire, or could discourage a *third party from seeking to acquire, a majority of our outstanding voting *stock. Upon the closing of this offering, there will be no shares of preferred *stock outstanding, and we have no present plans to issue any shares of *preferred stock.
*
*There is no restriction on the repurchase or redemption of shares by the *issuer while there is any arrearage in the payment of dividends or sinking *fund installments.
*
*                    Interests of named experts and counsel
*
* Bulletproof Brands did not use named experts and/or counsel when preparing *the registration statement and prospectus. The registrant of this registration *statement, prospectus and offering is prepared by the current acting CEO of *Bulletproof Brands Co Inc. with the assistance and approval of the current *Board of Directors and shareholders.
*
* In regards to the Commission's requirements regarding "Qualification of *Accountants" which discusses disqualifying interests, Bulletproof Brands used *only independent certified public accountants, or independent licensed public *accountants who were licensed on or before December 31, 2014.
*
*                  INFORMATION WITH RESPECT TO THE REGISTRANT
*
*Description of Business
*
* Bulletproof Energy is a beverage manufacturer and currently manufactures *has the trademark for Bulletproof Energy Drinks. Our flavors are available in *specific markets throughout California, Nevada, Colorado, Alaska, Arizona, *Texas, Washington and South Carolina. Our raw materials are currently supplied *by Allen Flavors, Crown Cork & Seal and Portland Bottlers. Currently there are *no existing or probable governmental regulations on the business or any need *for government approval of principal products or services. Our costs and *effects of compliance with environmental laws (federal, state and local) are *minimal. We estimate an expenditure of $1,000,000 during the last three fiscal *years on research, development and early revenues. Distribution of our *products is primarily through independent beverage distributors, although we *service approximately 150 local area retailers that fall outside the market *area of an independent distributor.
*
* Bulletproof Brands Co Inc., is a C-Corp formed and organized in 2011, and *have no bankruptcies, receiverships or similar proceedings, material *reclassification, merger, consolidation, or purchase or sale of a significant *amount of assets, not in the ordinary course of business. We utilize several *independent contractors and distributors to take our product to market and *have 3 full-time employees. The Bulletproof name, product name and logo are *trademarked and include; Bulletproof, Bulletproof Energy, Bulletproof Energy *Drink or Drinks, Bulletproof Regular, Bulletproof Sugar-free.
*
*Description of Property
*
*   Bulletproof Brands does not own any physical property.
*
*Legal Proceedings
*
* There is no legal proceeding or pending legal proceedings against *Bulletproof Brands at this time, nor has there been any legal proceeding *against Bulletproof Brands in the past.
*
*Market price of and dividends on the registrant's common equity
*
*Market information:
*   a. The information is being presented in the registration statement on Form
*      1-A under the Securities Act relating to a class of common equity for
*      which at the time of filing there is no established United States public
*      trading market,
*   b. This is being publicly proposed to be, publicly offered by the
*      registrant.
*   c. The proposed amount of Class A common equity to be offered to the public
*      is 15,000,000 shares.
*
*Holders: There are 13 holders of both class of common equity of the registrant *as of April 2, 2015.
*
*Dividends: At the time of filing there are no plans or intentions to pay cash *dividends.
*
*Smaller reporting companies: Bulletproof Brands Co Inc., qualifies and is *classified as a smaller reporting company.
*
*
*        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
*                         AND RESULTS OF OPERATIONS
*
* The following discussion and analysis of our financial condition and *results of operations should be read in conjunction with our consolidated *financial statements. In addition to historical financial information, the *following discussion and analysis contains forward-looking statements that *involve risks, uncertainties and assumptions. Our actual results and timing *may differ from those anticipated in these forward-looking statements and *planning as a result of many factors, including those discussed under
*"Risk Factors" and elsewhere in this prospectus.
*
*Overview
*
* Bulletproof Brands Co Inc., is a manufacturer and marketer of Bulletproof *Brands energy drinks who sells all-natural, top quality ingredient energy *drinks to our customers through various retailers and wholesalers. Our *distribution agreements allows rapid product placement and generates recurring *customer consumption. We currently serve customers in 11 states, and intend to *expand our footprint internationally, operating in every market where energy *drinks are sold and distributed.
*
* Our mission is to grow Bulletproof Energy Drinks into a profitable *worldwide all-natural energy drink beverage company focused on helping our *military families through our donations of 5 cents of every can sold. We *continue to focus on contributing to the support of our military which is the *foundation of our success to date. We believe that this focus is critical for *the creation of long-term value. We do not intend to compromise our user *focus for short-term economic gain.
*
* We believe that the most effective, and ultimately the most profitable, *way to accomplish our mission is to put the needs of our customers first. We *have found that offering high-quality, all natural energy drinks leads to *increased sales and strong word-of-mouth promotion. Our dedication to putting *customers first is reflected in commitments we have made to our Share Holders.
*
*           Factors Affecting Our Business and Results of Operations
*
* The following trends have impacted our sales and operating income over the *past three years and we believe that they will continue to be factors *affecting our business and results of operations in the future:
*
*   - Consumer preferences for nutritious, flavorful, convenient, and
*   responsibly produced products
*
* Our beverage is aligned with emerging consumer preferences for products *that are nutritious, flavorful, convenient, and responsibly produced. As a *result, we believe this product category will continue to offer attractive *growth opportunities relative to the traditional beverage category. Our *products are well positioned within the natural and organic sector. In *addition, our brand continues to benefit from the growth and overall size of *the energy drink sector.
*
*   - New product introductions
*
* We will continue to benefit from evolving consumer preferences by *delivering innovative products in profitable categories under our trusted *brand. We have a proven track record of innovation through either creating or *largely developing new energy drink flavors. We will continue to focus on *innovation that we believe will drive increased consumption of our brands.
*
*   - Increases in commodity costs
*
* Our business is heavily dependent on raw materials and other inputs, such *as pure cane sugar, packaging, sweeteners, fuel, and other commodities. *Increases in the costs of inputs or commodities in the recent past have *exerted pressure on margins and have led to price increases across our *portfolio to mitigate the impacts of these increased costs.
*
*   - Manufacturing capacity constraints
*
* Our recent growth has significantly increased our co-packer utilization *rates. In response, we have increasingly relied on our extensive co-packing *network, which has resulted in higher costs for the production and *distribution of our products. We will continue to utilize our co-packing *network, as needed, to meet our production requirements.
*
*Components of Net Sales and Costs and Expenses
*
*Net Sales
*
* Our net sales are derived primarily from the sale of our energy drink *beverages across North America. Sales are reported net of estimated returns, *trade promotions, and other discounts. We routinely offer sales incentives and *discounts to our customers and consumers including rebates, shelf-price *reductions, in-store display incentives, and other trade promotional *activities. These programs, as well as amounts paid to customers for *shelf-space in retail stores, are considered reductions in the price of our *products and are reflected within net sales.
*
*Cost of Sales
*
* Cost of sales consists of the costs of raw materials and ingredients in the *manufacture of products, packaging costs, labor costs, and shipping. *Ingredients account for the largest portion of the cost of sales followed by *shipping, packaging and labor costs.
*
*Operating Costs and Expenses
*
* Operating costs and expenses consist primarily of selling and distribution *expenses and general and administrative expenses. Our selling and distribution *expenses consist of shipping and handling fees, including fuel charges for *delivery of products through our warehouse distribution system, and outside *storage, as well as marketing expense and sales commissions. The primary *components of our marketing expense are media, agency, trade shows, and other *promotional expenses. Our general and administrative costs consist primarily *of wages, related payroll, R&D costs, legal and professional fees, travel *expenses, other facility related costs, such as rent and depreciation, and *consulting expenses.
*
*                                   BUSINESS
*
* Bulletproof Brands Co Inc., is a manufacturer and marketer of Bulletproof *Brands energy drinks who sells all-natural, top quality ingredient energy *drinks to our customers through various retailers and wholesalers. Our *distribution agreements allows rapid product placement and generates recurring *customer consumption. We currently serve customers in 11 states, and intend to *expand our footprint internationally, operating in every market where energy *drinks are sold and distributed.
*
* Our mission is to grow Bulletproof Energy Drinks into a profitable *worldwide all-natural energy drink beverage company focused on helping our *military families through our donations of 5 cents of every can sold. We *continue to focus on contributing to the support of our military which is the *foundation of our success to date. We believe that this focus is critical for *the creation of long-term value. We do not intend to compromise our user *focus for short-term economic gain.
*
* We believe that the most effective, and ultimately the most profitable, *way to accomplish our mission is to put the needs of our customers first. We *have found that offering high-quality, all natural energy drinks leads to *increased sales and strong word-of-mouth promotion. Our dedication to putting *customers first is reflected in commitments we have made to our shareholders:
*
*   -  Growing and expanding our customer base by increasing our distribution
*      network;
*   -  Service our military customers with the highest standards pushing to
*      become the Military's number 1 energy drink;
*   -  Consistently increasing our market share in our current markets;
*   -  Increase our OSS rate (Off Shelf Sales);
*   -  Maintain high quality ingredients;
*   -  Maintain competitive pricing;
*   -  Continue aggressive advertising and marketing programs; and
*   -  Continuing to provide exceptional service to attract and retain
*      customers
*
*Industry Overview
*
* This market for energy drinks will grow at a CAGR of over 10% by 2016. This *healthy growth rate is expected to be a result of the rising popularity and *consumption of energy drinks by all age groups. Energy drinks, as the name *indicates, are formulated with ingredients that help boost energy levels. They *are often marketed as being a healthy alternative to other carbonated and *sugar-saturated drinks. Energy drinks are chiefly consumed by sports persons, *athletes, and those leading a hectic lifestyle in a bid to replenish their *energy levels, and experience physical (and often mental) stimulation.
*
* This market is poised to grow on account of the escalating health *consciousness of consumers across the world. The young and aged alike are *attracted to products that bear a promise of helping them remain active and in *top physical shape. This desire has proven to be a lucrative opportunity for *manufacturers of energy drinks. Fancy and innovative packaging, creative *advertising, and scientifically advanced formulations are being seen as *platforms for growth by companies selling energy drinks. The segment of *sugar-free energy drinks holds significant potential for both new and *established companies in the energy drinks market. Low-calorie and sugar-free *drinks are especially attractive to female consumers. Incorporating a larger *share of organic and natural ingredients in energy drinks is yet another *aspect that will gain prominence in the energy drinks market.
*
* Market research estimates that energy drinks will penetrate untapped market *segments, including the older population. The introduction of new formulations *will be essential if companies are to claim a larger share of the market *revenue. From the geographical market standpoint, North America was the *largest market in 2012, holding over 35% of the global energy drinks market. *The Asia Pacific region came a close second, with over 30% of the market for *energy drinks. The largest market share in the energy drinks industry was held *by two brands: Red Bull and Monster.
*
* We believe that our brand is uniquely positioned in rapidly growing, *on-trend categories that stand to benefit from anticipated sustainable, *strong consumer demand.
*
*Our Competitive Strengths
*
* We believe that the following competitive strengths will enable the *Company to achieve sustained growth and profitability:
*
*   Products Aligned with Consumer Trends
*
* Our products are designed to appeal to consumer preferences for energetic, *nutritious, great-tasting, convenient, and responsibly produced products. Our *PRESERVATIVE-FREE beverage platform offers consumer's an alternative to other *energy brands who use preservatives, namely Redbull and Monster. Our market *research function plays an important role in our success, as we consistently *seek and incorporate feedback from our consumers on to develop new products *to remain at the forefront of evolving consumer trends.
*
*   Charitable giveback to Military
* Through our partnership with Fisher House foundation we contribute 5 cents *of every can sold to help military families. This partnership and charitable *give-back sets our brand apart from our competitors. We believe that this *focus is critical for the creation of long-term value.
*
*   Experienced Management Team with Manufacturing, Marketing and Distribution
*   Expertise
*
* We are led by a proven and experienced management team who has played an *integral role in our Company's success by instilling a culture committed to *innovation, responsibility, and growth. We believe that our strong leadership *and experience will enable our Company to continue to drive sustained growth *and increased profitability. The key management team which include founding *members are;
*
*   Rob Dohlke, CEO/Chairman of the Board/Founder
*      - 16 years of sales and marketing working for AT&T and Independent
*        yellow page publishers
*      - Owned/Operated two different snowboard manufacturing companies
*      - Sold over 5,000 snowboards sold worldwide utilizing multiple
*        distributors
*      - Previously the Director of an ad agency responsible for over $7
*        million annually advertising dollars in Yellow Pages, Radio,
*        Television and Internet placement
*      - Certified National CMR (Certified Marketing Representative)
*
*   Bob Dohlke - Military Sales and Charity Liaison
*      - 20 year Air Force veteran with over 900 combat missions & recipient
*        of the Distinguished Flying Cross-with Valor award.
*      - Flew C-123 and C-141 aircraft during his Air Force career. After his
*        20 year service, Bob worked with a Military Distribution company with
*        such products as Canadian Water, Lee Jeans and many other brand names.
*      - Bob's knowledge and contacts have helped Bulletproof land worldwide
*        contract with the Navy and Marine Corps.
*
*   Larry Elliot - Public Relations and Promotions Director
*      - Account Executive for 17 years with a major radio station calling on
*        over 3000 businesses - mostly retail, including grocery chains and
*        independents.
*      - Worked directly with buyers and store managers with POP materials,
*        radio remotes, radio promotions and scripts.
*      - Promoted both food products as well as beverages. Worked with an
*        Advertising agency for 18 years handling 150 retail outlets in
*        Northern California and Nevada. Responsible for media buying,
*        production of radio and television commercials as well as putting
*        together remotes and promotions. Also worked with co-op vendors in
*        placing products in the stores, end aisle displays, and in helping
*        to increase sales of stores and products.
*
*   Tom Hanighen - VP and Director of Sales
*      - 25 years sales experience with a strong emphasis on cold calling in
*        order to create leads
*      - V.P. of Sales for Flash Line Electronics
*      - 15 years sales management position with over 20 salespeople
*      - Complete understanding of sales quotas and creative thinking in order
*        to achieve pre-determined goals
*
*                            Our Business Strategy
*
* Our Company competes in product categories that we believe have attractive *long-term growth prospects due to strong consumer interest, favorable category *dynamics, and, in many cases, low household penetration. To achieve *sustainable growth and profitability, our strategy encompasses the following:
*
*   Selectively Pursue Expansion Opportunities in Attractive New Geographies
* Our energy drinks coupled with our sales, marketing, and supply chain *capabilities provide opportunities to expand our business nationally and *globally by:
*
*   - broadening the distribution of our products across our existing
*     geographies;
*   - driving distribution of our brand and products into geographies adjacent
*     to our existing geographies; and
*   - introducing our brands and products in new, high-growth regions across
*     the globe
*
*   Continue to Identify Cost Reduction Opportunities to Reinvest in Brands and
*   Operational Capabilities
*
* We are committed to pursuing operational cost reduction programs in order *to maintain our competitive position and support our growth strategy. *Company-wide cost reduction programs improve operational efficiency through *the elimination of excess costs. By realizing savings through these cost *reduction programs, we can reinvest in our business to build our brand and *improve our capabilities as we strive to drive growth and deliver superior *service to our retail and foodservice customers. We view the pursuit of *opportunities to improve the efficiency of our operations as an essential *contributor to our success.
*
*   Our Products
*
* We manufacture, market, distribute, and sell products in the Energy *beverage category. We use all natural ingredients including:
*
*   - All natural
*   - Vitamin C, Vitamin B6, B12, B5, B3
*   - No Preservatives
*   - Low Niacin. A consumer doesn't get the jitters when drinking our products
*   - No artificial flavors or colors
*   - Real Sugar, No high fructose corn syrup in any of our drinks
*
*                  (BULLETPROOF ENERGY DRINK PRODUCT IMAGES)
*Bulletproof energy drinks are packaged in standard 16oz. aluminum cans with *pull tabs openers. The Bulletproof logo and flavor description are *prominently displayed on one side of the can, while the nutritional statement *and corporate donation program are display on the opposite side. All other *informative disclosures are placed where applicable on each can. The cans *backround color varies based on the energy drink flavor; the sugarfree flavor *is packaged in a metallic yellow can, while the regular flavor is packaged in *a metallic green can.
*
*   Our Customers
* We sell our products across North America to a variety of customers, *including grocery stores, mass merchandisers, club stores, and convenience *stores, as well as various away-from-home channels, including restaurants and *foodservice outlets.
*
*   Sales Organization
* We sell our products in North America primarily through distribution *networks and direct sales efforts. Our sales organization strives to *cultivate strong, collaborative relationships with customers that facilitate *favorable shelf placement for our products, which, we believe, when combined *with our marketing capabilities and our brand strength, drives high product *turnover rates.
*
*
*   Sales Avenues
*
*   Distributors
* Bulletproof utilizes local distributors to handle all sales throughout *their designated territory. These distributors sell to:
*
*   -  Grocery Store Chains
*   -  Gas Stations
*   -  C-Stores
*   -  "Mom & Pop" Markets
*   -  Liquor Stores
*
*   Direct Sales
*
* Bulletproof handles many accounts directly. These accounts may be in a *region where we currently don't have a distributor or they may be an account *that the local distributor doesn't handle, such as Costco and Sam's Club.
*
*   - Our direct sales group sold over 1100 new accounts during a 10 month time
*     period in 2013.
*   - We are currently working with both Costco and Sam's Club to participate
*     in road-shows throughout their stores.
*
*   On Premise Sales
*
* These are direct bars/restaurant sales. Many of the local distributors *don't handle these types of customers. This is a huge market segment that *currently only has one energy drink, Red Bull who for the most part owns this *customer *category. The beverage industry estimates that Red Bull does over *50 million annually through this market segment in the state of California.
*
*   - Bulletproof is placing and hiring Brand Managers in key markets that will
*     exclusively sell, promote and manage bar and restaurant accounts.
*   - Bulletproof projects over 39 million in sales in this market segment over
*     the next 3 year time period
*
*   Military Sales
*
* Our Military sales are the backbone of our business model. Any given *military base can have up to 30 different outlets that sell energy drinks. *Our Brand Managers and our Director of Military Sales will have to make the *initial sale at each and every base. Then these bases are serviced by:
*
*   - Local Distributors who have been authorized to delivery on base
*   - Military Resale (current Bulletproof broker)
*   - Nationwide Military distributors
*   - Dixon Foods (current Bulletproof Broker)
*   - Ships Afloat Sales Brokers
*   - DECCA (DECCA exclusively handles the base commissary (grocery) stores
*
*
*Marketing and Advertising Plan
*
* We use a variety of marketing efforts to build awareness of, and create *demand for, our products. We employ regional and national promotions of our *brands and products through a variety of marketing channels. We build *campaigns for our brands around certain themes to strategically appeal to the *consumers whom we believe will be attracted to our products. These marketing *efforts are enhanced by our internal creative services team, which provides *the ability to collaborate with our brand teams at critical points in the *advertising cycle and leads innovation in marketing through various channels. *Finally, our employees regularly participate in community outreach and *charity and sponsorship work. We believe that our community programs and *partnerships reinforce our brands' values and build strong and lasting *relationships with consumers.
*
* Bulletproof reaches customers and delivers our message through different *marketing channels;
*
*   - Print Media (billboard, magazine)
*   - Radio and television
*   - Coupons
*   - Co-marketing arrangements
*   - Social Media and Internet  Branding
*   - Direct marketing (in store demos, street fairs, concerts, shows etc.)
*   - Sponsorships (professional sports, auto racing, action sports, teams,
*     musicians, events, etc.)
*
*                      4 YEAR REVENUE AND EXPENSE PROJECTIONS
*
*        Year 1           Year 2             Year 3             Year 4
*        (2015)
*        -----------      -----------        -----------        -----------
*        Revenue          Revenue            Revenue            Revenue
*        $1,519,483       $7,963,690         $30,091,976        $84,215,755
*
*        Expenses         Expenses           Expenses           Expenses
*        $1,344,391       $6,158,259         $23,516,602        $58,370,750
*
*        Net              Net                Net                Net
*        $175,092         $1,805,431         $6,575,374         $25,845,005
*
*Key Milestones
*   - June 2010 Bulletproof was launched
*   - December 2010 we received our Navy Contract ( takes most beverages up to
*     2 years )
*   - January 2012 launch of 16 ounce can size
*   - September 2012 entered partnership with Fisher House Foundation
*   - December 2012 launched the new cans with Fisher House logo
*   - January 2013 we passed our 1200th retailer
*   - November 2013 we signed a deal with the 129 Raley's, Bel Air and
*     Nob Hill Foods locations
*   - December 2013 we were the number 1 Sam's Club Roadshow for the whole U.S.
*     outselling Red Bull, Monster 8 cases to 1
*   - March 2014 we will come out with the first mainstream energy drink with
*     no preservatives
*   - March 2014 we signed a deal with Nugget, Food Source and Save Mart
*   - October 2014 we signed distributors; Morrey Beverage, Valley Beverage,
*     Capital Beverage
*   - January 2015 we signed an additional distribution deal
*
*Our Market Area and Market Opportunity
*
* We conduct business from our headquarters in El Dorado Hills, California, *United States, approximately 25 miles east of the State's capital. The *overall market area for energy drinks consists of Grocery Stores, Large Box *Stores, Gas Stations, Convenience Stores, Liquor Stores, Casinos, etc. that *are located throughout the world
*
* - Markets and Markets<F1> have projected the global sports and energy *drinks market to reach $52 billion by 2016. The report states that sales of *sport and energy drinks surpassed $40 billion in 2010 and estimates that the *category would grow at a compound annual growth rate of three percent each *year!
* - While North America and the Asia Pacific region encompass the largest *share of the market, the report indicated that European consumption of sports *and energy drinks is expected to grow at a rapid pace within the next five *years.
* - The report also indicated that the sports and energy drinks category will *continue to penetrate new and untapped markets such as senior citizens.
*
*<F1>
*Market and Markets is a beverage industry market research firm.
*
*
*Our Market Expansion Timeline
*
* Bulletproof has an aggressive expansion plan in order to completely cover *the entire United States within 3 years. This is a projected plan of attack. *There remain possibilities of "jumping" territories based on distributor *interest and marketing opportunities.
*
*     2015
*        Q1  California and Nevada
*        Q2  Pacific Northwest Region;
*            Oregon, Washington, Alaska, Idaho, Hawaii
*        Q3  Southwest Region;
*            New Mexico, Arizona, Utah, Texas
*        Q4  Mountain Region;
*            Montana, Wyoming, North Dakota, South Dakota
*     2016
*        Q1  Rocky Mountain Region;
*            Colorado, Nebraska, Oklahoma, Kansas
*        Q2  Mid-West Region;
*            Missouri, Illinois, Minnesota, Wisconsin, Iowa
*        Q3  South Region
*            Arkansas, Louisiana, Tennessee, Kentucky, Mississippi, Alabama
*        Q3  Mid-East Region
*            Michigan, Indiana, Ohio, West Virginia
*     2017
*        Q1  South East Region
*            Georgia, Florida, South Carolina, North Carolina, Virginia
*        Q2  East Region
*            Maryland, Delaware, Pennsylvania, New Jersey, New York
*        Q3  North East Region
*            Connecticut, Rhode Island, Massachusetts, New Hampshire, Vermont,
*            Maine
*
*Critical Accounting Policies and Estimates
*
* Our discussion and analysis of our financial condition and results of *operations are based upon our financial statements, which have been prepared *in accordance with GAAP. GAAP require us to make estimates and judgments that *affect the reported amounts of assets, liabilities, revenue and expenses, cash *flow and related disclosure of contingent assets and liabilities. We base our *estimates on historical experience and on various other assumptions that we *believe to be reasonable under the circumstances. Actual results may differ *from these estimates. Our future financial statements will be affected to the *extent that our actual results materially differ from these estimates.
*
*Quantitative and Qualitative Disclosures about Market Risk
*
*Commodity Price Fluctuations
*
* We are exposed to commodity price fluctuations, including for sugar, *stevia, and other commodities used in the manufacturing, packaging, and *distribution of our products. To secure adequate supplies of materials and *bring greater stability to the cost of ingredients and their related *manufacturing, packaging, and distribution we routinely enter into forward *purchase contracts and other purchase arrangements with suppliers. Under the *forward purchase contracts, we commit to purchasing agreed-upon quantities of *ingredients and commodities at agreed-upon prices at specified future dates. *The outstanding purchase commitment for these commodities at any point in *time typically ranges from one month's to one year's anticipated requirements, *depending on the ingredient or commodity. These contracts are considered *normal purchases.
*
* Although we may utilize forward purchase contracts and other instruments to *mitigate the risks related to commodity price fluctuations, such strategies do *not fully mitigate commodity price risk. Adverse movements in commodity prices *over the terms of the contracts or instruments could decrease the economic *benefits we derive from these strategies.
*
* Following the completion of this offering, we intend to utilize commodity *forward purchase contracts and supplier pricing agreements to hedge the risk *of adverse movements in commodity prices for limited time periods for certain *commodities.
*
*Competition
*
* We operate in a highly competitive environment and face competition in our *product category. We have numerous competitors of varying sizes, including *manufacturers of private label products, as well as manufacturers of other *branded beverage products, which compete for trade merchandising support and *consumer dollars. We compete with large energy drink companies such as *Monster, Red Bull and RockStar. We also compete with natural and organic *consumer packaged foods companies such as Guru.
*
* Competitive factors in our industry include product quality and taste, *brand awareness and loyalty, product variety and ingredients, interesting or *unique product names, product packaging and package design, shelf space, *reputation, price, advertising, promotional efforts, and nutritional claims. *We believe that we currently compete effectively with respect to each of *these factors.
*
*Corporate Responsibility
*
* We are committed to operating our business in an ethical, environmentally *sustainable, and socially responsible manner. In North America, our *environmental efforts include setting clear goals against base years for the *reduction of greenhouse gas emissions, water use, and waste.
*
* Our mission is to grow Bulletproof Energy Drinks into a profitable *worldwide all-natural energy drink beverage company focused on helping our *military families. Through our partnership with Fisher House foundation, we *contribute 5 cents of every can sold to help military families. We believe *that this focus is critical for the creation of long-term value.
*
*Government Regulation
*
*Food-Related Regulations
*
* As a manufacturer and distributor of beverage products, we are subject to a *number of beverage-related regulations, including the Federal Food, Drug and *Cosmetic Act and regulations promulgated thereunder by the FDA. This *comprehensive regulatory framework governs the manufacture (including *composition and ingredients), labelling, packaging, and safety of food in the *United States.
*
*Labelling Regulations
*
* We are subject to various labelling requirements with respect to our *products at the federal, state, and local levels. We believe we are in *material compliance with all labelling laws and regulations applicable to our *business.
*
*Legal Proceedings
*
* We have not been involved in any legal proceedings, however from time to *time, we may be involved in litigation relating to claims arising out of our *operations in the normal course of business. Although the results of these *lawsuits, claims, and proceedings in which we may become involved cannot be *predicted with certainty, we do not believe that the final outcome of any of *these matters will have a material adverse effect on our business, financial *condition, or results of operations.
*
*                                 MANAGEMENT
*
*                      Executive Officers and Directors
*
*The following table sets forth the name, age, and position of each of our *executive officers and directors as of April 2, 2015:
*
*   Name               Age  Position
*   ----------------   ---  ---------------------------------------------------
*   Robert S Dohlke    44   Chairman of the Board of Directors and Chief
*                           Executive Officer
*   Tom Hanighen       55   Vice President of Sales
*   Larry Elliott      61   Director
*   Matt Mascara       38   Director
*   Robert W Dohlke    72   Director, Father to the CEO
*   James Durham       53   Director
*   David Hanighen     55   Director, Brother to the Vice President
*
* Robert S. Dohlke, - Robert S Dohlke has served as our Chief Executive *Officer and as Chairman of our board of directors since July 1 2011. Robert S *Dohlke's current term as an elected director will expire in 2016. Upon the *completion of this offering, Mr. Dohlke intends to remain as the Chief *Executive Officer and Chairman of the Board of Bulletproof Brands Co Inc.
*Mr. Dohlke is uniquely qualified to serve as our Chairman and Chief Executive *Officer. As the founder and Chairman of the Board of Bulletproof Brands Co *Inc., he has been the principal architect of our Company's business platforms. *Thus, he has unmatched experience with our Company's business and a deep *knowledge of the beverage industry.
*
* Tom Hanighen, - Tom Hanighen has served as our Vice-President since April *1, 2014. Mr. Hanighen's current term will expire in 2016. Upon completion of *this offering, Mr. Hanighen intends to remain as the Vice-President. Mr. *Hanighen has over 25 years sales experience with a strong emphasis on cold *calling in order to create leads In addition, he has over 15 years sales *management position with responsibilities overseeing over 20 salespeople. Mr. *Hanighen has a complete understanding of sales quotas and creative thinking *in order to achieve pre-determined goals. In addition to his duties at *Bulletproof, Mr. Hanighen is also the Vice-President. of Sales for Flash Line *Electronics.
*
*   Robert W. Dohlke
*      - 20 year Air Force veteran with over 900 combat missions & recipient
*        of the Distinguished Flying Cross-with Valor award.
*      - Flew C-123 and C-141 aircraft during his Air Force career. After his
*        20 year service, Bob worked with a Military Distribution company with
*        such products as Canadian Water, Lee Jeans and many other brand names.
*      - Bob's knowledge and contacts have helped Bulletproof land worldwide
*        contract with the Navy and Marine Corps.
*
*   James Durham
*      - CEO, owner and founder of Durham Fence Co Inc. for over 33 years
*      - Brings 33 years' experience in Marketing and Finance and a complete
*        understanding of dealing with consumers and suppliers
*      - Possesses an innate ability to lead diverse personnel
*
*   Larry Elliott
*      - Account Executive for 17 years with a major radio station calling on
*        over 3000 businesses - mostly retail, including grocery chains and
*        independents.
*      - Worked directly with buyers and store managers with POP materials,
*        radio remotes, radio promotions and scripts.
*      - Promoted both food products as well as beverages. Worked with an
*        Advertising agency for 18 years handling 150 retail outlets in
*        Northern California and Nevada. Responsible for media buying,
*        production of radio and television commercials as well as putting
*        together remotes and promotions. Also worked with co-op vendors in
*        placing products in the stores, end aisle displays, and in helping to
*        increase sales of stores and products.
*
*   David Hanighen
*      - Over 25 years of comprehensive senior management experience in the
*        financial services industry
*      - Cross-disciplinary education, training and experience in Financial,
*        Accounting and Information Systems disciplines.
*      - Currently employed as Chief Information Officer for a $1B community
*        bank.
*      - Previously employed in senior financial and IT leadership positions
*        for both Credit Unions and Banks including Bank of America, IndyMac
*        Bank and Schools First Federal Credit Union.
*      - Significant Board of Director interaction as a member of executive
*        management
*      - Current and previous participant on several industry advisory boards
*        and councils
*
*   Matthew Mascara
*     - CEO and Co-Founder of Cal-EnviroSafe, LLC (CES). CES is the holding
*       company for CES Cleaning Contractors, CES Farm Labor, and ChemStation
*       of Northern California.
*      - Over 15 years of executive management experience in the chemical
*        manufacturing and contract employment industries.
*      - Extensive training and education in Organizational Leadership and
*        Franchise Relations
*      - Advises and helps direct 2 startup companies in the health care and
*        tech industries.
*      - Currently serves on several for profit and nonprofit Boards of
*        Directors.
*
*Composition of Our Board of Directors
*
* Our business and affairs are managed under the direction of our board of *directors. We currently have seven directors. Our directors will have *discretion to increase or decrease the size of the board of directors. Our *directors currently have a one year term with the potential to remain on the *board of directors per common stock voting.
*
* Our common shareholders are entitled generally to vote on the election of *directors at any annual or special meeting of stockholders, directors may be *removed from office at any time, but only for cause and only by the *affirmative vote of the holders of shares representing at least a majority of *the votes that would be entitled to be cast on such matter by the then- *outstanding shares of our capital stock.
*
* Currently, our Chief Executive Officer and Chairman of the Board, Mr. *Dohlke, our Vice-President Mr. Tom Hanighen and Mr. Robert W. Dohlke are *employed by Bulletproof Brands Co Inc., and, therefore, are not considered to *be an independent director, under SEC governance standards. Our board of *directors has determined that Mr. David Hanighen, Mr. Durham, and Mr. Mascara *are independent directors under SEC governance standards and Exchange Act Rule *10A-3.
*
*Other Committees
*
* Because the board of directors of Bulletproof Brands Co Inc. will hold the *voting power of the Company's outstanding class B common stock following this *offering, we will be a "controlled company" for purposes of the SEC rules. *Accordingly, we do not currently intend to establish a separate compensation *or nominating and corporate governance committee, and our board of directors' *compensation, nominating, and corporate governance functions will be managed *by our independent directors until we cease to be a "controlled company," or *we determine to do otherwise.
*
*Compensation Committee Interlocks and Insider Participation
*
* We do not expect to have a compensation committee upon completion of this *offering, and our independent directors will perform the functions of a *compensation committee. None of our executive officers serves as a member of *the board of directors or compensation committee of any entity that has one or *more executive officers serving on our board of directors or compensation *committee. No interlocking relationships exist between any member of our board *of directors and any member of the compensation committee of any other *company.
*
*Director Compensation
*
* At the time of filing the registration statement, we intend to not provide *compensation to our non-employee directors. Although, We reserve the right to *have the board of directors implement a director compensation program at such *a time needed for us to attract and retain high-quality directors, provide *them with compensation at a level that is consistent with our objectives and *competitive with market levels of director compensation, and encourage their *ownership of our stock to further align their interests with those of our *stockholders. In addition, our directors who are full-time employees of our *Company will receive no additional compensation for service as a director. *
*Corporate Governance
*
* Our board of directors takes seriously its oversight responsibility with *respect to our Chief Executive Officer and other members of management. We *will expect our board of directors to conduct a thorough self-evaluation on an *annual basis to ensure that it is functioning effectively. A majority of our *directors are independent directors, as defined in the SEC governance *standards. We have a strong and active board of directors that understands our *business intimately and it works very closely with our Chief Executive Officer *and other senior management.
*
* Our board of directors believes that the combined role of Chairman of the *Board and Chief Executive Officer promotes and facilitates information flow *between management and the board of directors, which is essential to effective *governance. The individual attributes of our current directors, including our *Chairman of the Board and Chief Executive Officer, the effective manner in *which our directors historically have performed their duties as Bulletproof *Brands Co Inc. directors, and the critical need for stability and continuity *of leadership and decision-making necessary, it is our board of directors' *belief that, at this time, there is no need to separate the offices of *Chairman of the Board and Chief Executive Officer.
*
* Although we do not separate the Chairman of the Board and Chief Executive *Officer roles, the independent members of our board of directors appointed Mr. *David Hanighen to serve as our Lead Director. Mr. David Hanighen's duties as *our Lead Director are defined in the corporate governance principles that we *have adopted. Our board of directors believes the combined role of Chairman of *the Board and Chief Executive Officer, together with a Lead Director, is in *the best interest of stockholders because it provides the appropriate balance *between development and execution of the Company's short- and long-term *strategies and independent oversight of management.
*
*Risk Oversight
*
* Our board of directors, as a whole, will be responsible for the oversight *of risk, while our management will be responsible for the day-to-day *management of risk. Our board of directors, directly and other board *committees that may be established, will carry out its oversight role by *regularly reviewing and discussing with management the risks inherent in the *operation of our business and applicable risk mitigation efforts. Management *will meet regularly to discuss our business strategies, challenges, risks, *and opportunities and will review those items with the board of directors at *regularly scheduled meetings.
*
*Code of Ethics
* Our board of directors has adopted a code of ethics, which will become *effective upon completion of this offering that establishes the standards of *ethical conduct applicable to all of our directors, officers, and employees. *The code of ethics addresses, among other things, competition and fair *dealing, conflicts of interest, financial matters, external reporting, company *funds and assets, confidentiality, corporate opportunity, and the process for *reporting violations of the code of ethics, employee misconduct, conflicts of *interest, and other violations of our corporate policies. Any waiver of our *code of ethics with respect to our executive officers and directors may only *be authorized by our board of directors or the audit committee.
*
* Our code of ethics is publicly available on our website at *www.bulletproofenergy.com, and we intend to disclose future amendments to *certain provisions of our code of ethics or waivers of these provisions on our *website or in filings under the Exchange Act.
*
*                           EXECUTIVE COMPENSATION
*
*Introduction
*
* The board of directors will be primarily responsible for determining the *compensation strategy for Bulletproof's executive compensation based on *specific elements.
*
*   Elements of Compensation
*      - base salary;
*      - Annual bonus based on sales objectives;
*      - an executive retention plan
*
*Agreements with Named Executive Officers
*
* Bulletproof Brands will enter into agreements with certain of our Named *Executive Officers that have governed the respective terms of their *employment. Such letter agreements generally state the executive's base *salary, signing bonus, if any, and any other benefits, such as relocation *benefits, COBRA reimbursement, and possible Severance Plan.
*
*Benchmark Comparison Group for Executive Compensation Purposes
*
* In order to ensure that it is able to attract and retain the highest *caliber management team, Bulletproof Brands analyzes its total compensation *to ensure that it is comparable to that offered by competitors for its *management talent. To facilitate this comparison, it uses a group of peer *companies as its benchmark, set forth below:
*
*      - Monster Energy
*      - Red Bull
*      - Rockstar Energy
*
*   The criteria considered in selecting peer companies include the following:
*      - Size, as measured by revenue,
*      - Industry category
*      - Competition for sources of talent, including companies or sectors
*        where Bulletproof Brands has either gained or lost executive talent.
*
*Compensation Methodology
*
* To ensure that management's interests are aligned with those of *Bulletproof's stockholders and to motivate and reward individual initiative *and effort, Bulletproof's executive compensation program will emphasize a *pay-for-performance compensation philosophy so that attainment of *enterprise-wide, business unit and individual performance goals are rewarded. *Through the use of performance-based plans that emphasize attainment of *enterprise-wide and/or business unit goals, Bulletproof Brands seeks to foster *teamwork and commitment to performance. The use of tools, such as equity *ownership and long-term incentive compensation programs, is important to *ensure that the efforts of management are consistent with the objectives of *Bulletproof's stockholders.
*
*Bulletproof's compensation philosophy will be to compensate our Named *Executive Officers and other key employees at the following approximate *percentile ranges:
*
*      Base Salary                        60th percentile
*
*      Total Cash Compensation            50th percentile
*      (Base Salary + any bonuses)
*
*Generally, this approach assures that if the performance metrics and *individual goals are met at the target level, the participant would be paid *total direct compensation at or near the 50th-60th percentile for his or her *position relative to many of its peer companies.
*
*Compensation of the Chief Executive Officer
* At the beginning of each year, the board of directors will establish *specific objectives for Robert Dohlke, our Chairman of the Board and Chief *Executive Officer and the Chairman and Chief Executive Officer of Bulletproof *Brands, for the upcoming year. In January of the following year, Mr. Dohlke *will prepare a self-assessment of his performance for the previous year and *send it to the Board of Directors via the Lead Director of the Bulletproof *Brands board of directors. The board of directors review the self-assessment *and evaluate Mr. Dohlke's achievement of performance objectives for the prior *year, including an assessment of his individual objectives, and they *establish his performance rating and individual payout factor.
*
* When considering Mr. Dohlke's compensation, the board of directors compares *total compensation to that of each Chief Executive Officer from related *competitors. The board of directors uses this information when determining Mr. *Dohlke's compensation.
*
* The difference between Mr. Dohlke's compensation and the compensation of *our other Named Executive Officers reflects the significant difference in *their responsibilities. In many public companies, the Chief Executive *Officer's compensation is much higher than that of other executive officers. *Mr. Dohlke is directly responsible for driving the strategy of Bulletproof *Brands, and for ensuring that the strategy is fully executed. In addition, *Mr. Dohlke is directly responsible for selecting, retaining, managing, and *developing the executive team that will develop and execute corporate *strategy.
*
*Tax Deductibility Policy
*
* The United States income tax laws generally limit the deductibility of *compensation paid to certain Named Executive Officers to $1 million per year. *An exception to this general rule exists, in Section 162(m) of the Code, for *performance-based compensation that meets certain IRS requirements. *Bulletproof Brands has sought and received approval from its stockholders to *grant performance-based awards that would, and has granted certain long-term *incentive awards that should, qualify for the exception from this deduction *limit. As and when appropriate in light of its business objectives, *Bulletproof Brands intends to design incentive compensation awards and *programs in a manner that satisfies the conditions to this performance-based *exception to the otherwise
*
*applicable deduction limits. Although deductibility of compensation is *preferred, tax deductibility is not a primary objective of Bulletproof Brands' *compensation programs. Bulletproof Brands believes it is important to retain *the flexibility to compensate executive officers competitively, and will *continue to monitor its compensation practices and consider additional *opportunities to take advantage of the exemption in Section 162(m) of the *Code when it believes it is in the best interests of Bulletproof Brands and *its stockholders.
*
*Employment Agreements with our Named Executive Officers
*
* Prior to the closing of this offering, we expect to enter into an *employment agreement with each of our executive officers, including
*Mr. Robert S. Dohlke, Mr. Tom Hanighen and Mr. Robert W. Dohlke that will *become effective upon the closing of this offering. Each of these agreements *will be void if we fail to complete this offering on or before December 31, *2015. Each of these employment agreements will have an initial term of three *years from the closing of this offering, and will automatically renew at the *end of its then-current term for successive one-year periods, unless and *until we or the executive officer provides a notice of non-renewal at least *30 days prior to the expiration of the agreement's then- current term.
*
*Each employment agreement will also contain several covenants provided by the *officer for our benefit. Each officer will agree not to compete with our *business or to solicit our employees for hire during his or her employment and *during the one-year period following termination of employment. Each officer *is also required to maintain the confidentiality of our confidential *information and to return all company property upon the cessation of *employment.
*
*In connection with this offering, we expect to enter into an employment *agreement with Mr. Robert S. Dohlke, as described above.
*In connection with this offering, we expect to enter into an employment *agreement with Mr. Tom Hanighen, as described above.
*In connection with this offering, we expect to enter into an employment *agreement with Mr. Robert W. Dohlke, as described above.
*
*Performance Shares
*
* Our independent directors may grant awards of performance class B shares *based upon the achievement of specified performance objectives or the *occurrence of other events, as determined by the independent directors in *their discretion. The independent directors have the authority to determine *other terms and conditions of the performance shares and performance units, *including conditioning payment on the participant's completing a minimum *period of service.
*
* Our independent directors may establish performance goals applicable to any *award, including performance shares. When establishing a performance goal, the *independent directors will determine the performance period over which *performance against the goal will be measured and the amount of cash or number *or value of shares of Class B common stock that may be earned based on the *level of the performance goal achieved. Additional provisions that relate to *the setting of the performance goal, certifying achievement of performance *against the goal and the amount earned, and exercising negative discretion to *reduce the amount earned and that apply to awards made to executive officers *are intended to meet the tax deductibility rules for "performance-based" *compensation under Section 162(m) of the Code.
*
* Unless otherwise determined by the independent directors or provided in an *employment or individual severance agreement, if a participant's service is *terminated by reason of death, disability, or retirement during the *performance period, but at least one year into the performance period, the *participant will be entitled to a distribution of the same number of *performance shares, as well as the value of performance units (without *proration) that would have been payable for the performance period had his *service continued until the end of the performance period. If a participant's *service is terminated for any other reason, performance shares, relating to *the relevant performance period will be immediately forfeited and cancelled *(unless otherwise determined by the independent directors or provided in an *employment or individual severance agreement), and, in any event, all such *performance awards, performance shares, and the value of performance units *will be immediately forfeited and cancelled upon termination of service for *cause.
*
* If performance shares are granted, those Class B common shares convert into *Class A common shares with the appropriate voting rights.
*
*Amendment and Termination
*
* Our board of directors may terminate or suspend the performance program at *any time, and from time to time may amend or modify the program with the *approval by a majority vote of current board members.
*
*                           PRINCIPAL STOCKHOLDERS
*
* The following table sets forth information with respect to the beneficial *ownership of our common stock, as of April 2, 2015, after giving effect to the *Pro forma Transactions (in the case of the "Before offering" columns, other *than the sale of the shares of our Class A common stock in this offering and *the receipt and application of the net proceeds in connection therewith) by:
*
*   - each person, or group of affiliated persons, who is known to us to have
*     any class of shares of Bulletproof Brands
*
* The columns entitled "Percentage of shares beneficially owned-before *offering" are based on 24,793,600 shares of our Class A common stock and *272,160 shares of our Class B common stock outstanding as of April 2, 2015. *The columns entitled "Percentage of shares beneficially owned-After offering" *are based on a total of shares of our Class A common stock and 272,160 *shares of our Class B common stock to be outstanding after this offering, *including 15,000,000 shares of our Class A common stock that we are selling *in this offering.
*
* Beneficial ownership is determined in accordance with the rules and *regulations of the SEC and includes voting or investment power with respect to *our common stock. Except as otherwise noted, the persons and entities in this *table have sole voting and investing power with respect to all of the shares *of our common stock beneficially owned by them, subject to community property *laws where applicable. Except as otherwise set forth below, the address of the *beneficial owner is c/o Bulletproof Brands Co Inc., 1704 Halifax Way,
*El Dorado Hills, CA 95762.
*
* The following table sets forth information with respect to the beneficial *ownership of Bulletproof Brands common Class A and common Class B Shares as of *April 2, 2015.
*
*
*
*                                     |  Percentage of shares of  |                       |  Percentage of shares of
*                                     |         Class A           |                       |          Class B
*                                     |      common stock         |                       |       common stock
*         Number of shares of         |    beneficially owned     |  Number of shares of  |     beneficially owned
*              Class A                |  -----------------------  |       Class B         |  ------------------------
*            common stock             |   Before   |   After      |    Common stock       |   Before   |    After
*         beneficially owned          |  Offering  |  Offering    |  beneficially owned   |  Offering  |   Offering
*--------------------------------------------------------------------------------------------------------------------
*
*Stockholders:
*Bulletproof Brands Co Inc.  5,720,000      23.1%       0.0%              272,160               100 .0%      100.0%
*Randy Weil                  4,800,000      19.4%       0.0%                    0                  0.0%        0.0%
*Jeff B                      4,000,000      16.1%      16.1%                    0                  0.0%        0.0%
*Rob Dohlke                  4,000,000      16.1%      12.1%                    0                  0.0%        0.0%
*Tom Hanighen                2,000,000       8.1%       8.1%                    0                  0.0%        0.0%
*Mike Carroll                1,920,000       7.7%       0.0%                    0                  0.0%        0.0%
*Bob Dolhke                  1,400,000       5.6%       2.8%                    0                  0.0%        0.0%
*Brian Havilla                 400,000       1.6%       0.0%                    0                  0.0%        0.0%
*Tiler Meyer                   200,000       0.8%       0.0%                    0                  0.0%        0.0%
*Susan Dungee                  120,000       0.5%       0.0%                    0                  0.0%        0.0%
*Philip Sutton                 100,000       0.4%       0.0%                    0                  0.0%        0.0%
*Cesar Carozzi                  80,000       0.3%       0.3%                    0                  0.0%        0.0%
*Richard Scharnott              40,000       0.2%       0.0%                    0                  0.0%        0.0%
*John Hanighen                  13,600       0.1%       0.1%                    0                  0.0%        0.0%
*--------------------------------------------------------------------------------------------------------------------
*                           24,793,600     100.0%      39.5%              272,160                100.0%      100.0%
*
*
*The following table sets forth information with respect to the beneficial *ownership of Bulletproof Brands preferred stock Class P as of April 2, 2015.
*
*
*                                                 |  Percentage of shares of  |
*                                                 |         Class P           |
*                                                 |      common stock         |
*               Number of shares of               |    beneficially owned     |
*                    Class P                      |  -----------------------  |
*                  common stock                   |    Before   |   After     |
*               beneficially owned                |   Offering  |  Offering   |
*------------------------------------------------------------------------------
*   Stockholders:
*   Randy Weil                       4,800,000        20.9%        20.9%
*   Tiler Meyer                        200,000         0.9%         0.9%
*   Susan Dungee                       366,000         1.6%         1.6%
*   Philip Sutton                      100,000         0.4%         0.4%
*   Richard Scharnott                   80,000         0.3%         0.3%
*   Larry Elliot                     3,704,000        16.2%        16.2%
*   Jim Durham                       3,516,000        15.3%        15.3%
*   Dan Belchar                      2,242,000         9.8%         9.8%
*   Dan Riley                        1,000,000         4.4%         4.4%
*   CES Holdings                       960,000         4.2%         4.2%
*   Phil Bodine                        880,000         3.8%         3.8%
*   Kurt Dungee                        624,000         2.7%         2.7%
*   Robert Ferry                       600,000         2.6%         2.6%
*   Matt Mascara                       500,000         2.2%         2.2%
*   Tom Carson                         500,000         2.2%         2.2%
*   Stuart Nemy                        403,440         1.8%         1.8%
*   Dean Goold                         380,000         1.7%         1.7%
*   Roy Akber                          280,000         1.2%         1.2%
*   Tony Rini                          280,000         1.2%         1.2%
*   Shiva Dantu                        278,800         1.2%         1.2%
*   Blain Bibb                         240,000         1.0%         1.0%
*   Peter Lasky                        200,000         0.9%         0.9%
*   Steve Connell                      200,000         0.9%         0.9%
*   Barb Smart                         120,000         0.5%         0.5%
*   Jim Shoughro                       120,000         0.5%         0.5%
*   John Gillin Jr.                     80,000         0.3%         0.3%
*   Dave Hanighen                       60,000         0.3%         0.3%
*   Alvin Steinberg Living Trust        40,000         0.2%         0.2%
*   Thalia Routsis                      40,000         0.2%         0.2%
*   Sondra Foxx Revocable Trust         40,000         0.2%         0.2%
*   Barry Prater                        40,000         0.2%         0.2%
*   Most LLC                            40,000         0.2%         0.2%
*   Chris Bloch                         20,000         0.1%         0.1%
*------------------------------------------------------------------------------
*                                   22,934,240         100%       100.0%
*
* Except as otherwise noted, the persons and entities in this table do not *have voting and investing power with respect to all of the shares of *Bulletproof Brands preferred stock beneficially owned by them, subject to *community property laws where applicable. Except as otherwise set forth *below, the address of the beneficial owner is c/o Bulletproof Brands Co Inc., *1704 Halifax Way, El Dorado Hills, CA 95762.
*
*Consent to use of material incorporated by reference
*
* There is no consent needed due to the fact that this is a new filing and *offering. There is no other material to reference outside of that which is *included and delivered in this prospectus.
*
* The public may read and copy any materials Bulletproof Brands Co Inc. files *with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., *Washington, DC 20549. The public may obtain information on the operation of *the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, *the SEC maintains an Internet site that contains reports, proxy and *information statements, and other information regarding issuers that file *electronically with the SEC. The address of that site is:
*(http://www.sec.gov). Furthermore, this same information can also be found on *the Bulletproof Brands Co Inc. company website under the link "Investors". The *address of that sire is: (http://www.bulletproofenergy.com)
*
*Disclosure of Commission Position on Indemnification for Securities Act *Liabilities
*
* Insofar as indemnification for liabilities arising under the Securities *Act of 1933 may be permitted to directors, officers or persons controlling the *registrant pursuant to the foregoing provisions, the registrant has been *informed that in the opinion of the Securities and Exchange Commission such *indemnification is against public policy as expressed in the Act and is *therefore unenforceable.
*
* In the event that a claim for indemnification against such liabilities *(other than the payment by the registrant of expenses incurred or paid by a *director, officer or controlling person of the registrant in the successful *defense of any action, suit or proceeding) is asserted by such director, *officer or controlling person in connection with the securities being *registered, the registrant will, unless in the opinion of its counsel the *matter has been settled by controlling precedent, submit to a court of *appropriate jurisdiction the question whether such indemnification by it is *against public policy as expressed in the Act and will be governed by the *final adjudication of such issue.
*
*Reports to security holders
*
* We are not required to deliver an annual report to security holders. We *will however, voluntarily send an annual report including audited financial *statements when requested. We also file annual reports including financial *statements with the Securities and Exchange Commission. The public may read *and copy any materials we file with the Commission at the SEC's Public *Reference Room at 100 F Street, NE., Washington, DC 20549, on official *business days during the hours of 10 a.m. to 3 p.m. The public may obtain *information on the operation of the Public Reference Room by calling the *Commission at 1-800-SEC-0330. The Commission maintains an Internet site that *contains reports, proxy and information statements, and other information *regarding issuers that file electronically with the Commission and state the *address of that site (http://www.sec.gov). In addition, all copies of reports *are readily available on our website located at:
*http://www.bulletproofenergy.com.
*
*
*PART III - EXHIBITS
*
*Index to Exhibits
*
*(2)    By-laws of Bulletproof Energy Co Inc.                         Page 40
*
*(15)   Certificate of Amendment of Articles of Incorporation of
*       Bulletproof Brands Co Inc.                                    Page 51
*
*                                  BYLAWS of
*                         Bulletproof Brands Co Inc.
*
*Part A. Board of Directors
*
*1. Subject to California state law and the articles of incorporation, the *business and affairs of this corporation shall be managed by and all *corporate powers shall be exercised by or under the direction of the
*board of directors.
*
*
*2. Each director shall exercise such powers and otherwise perform such
*duties in good faith and in the manner provided for by law.
*
*
*3. This corporation shall have 7 directors. This number may be changed
*by amendment of the bylaws, adopted by the vote or written consent
*of a majority of shareholders entitled to vote. The term "board of
*directors" as used in these bylaws means the number of directors
*authorized in this paragraph, even if that number is one.
*
*
*4. Directors shall be elected at each annual meeting of the shareholders
*to hold office until the next annual meeting, subject to any rights of *shareholders outlined in any shareholder's agreement. Each director, *including a director elected to fill a vacancy, shall hold office until *expiration of the term for which elected and until a successor has
*been elected and qualified.
*
*
*5. Vacancies in the board of directors may be filled by a majority of the *remaining directors, though less than a quorum, or by a sole
*remaining director. Each director so elected shall hold office until the
*next annual meeting of the shareholders and until a successor has
*been elected and qualified.
*
*
*6. A vacancy in the board of directors shall be deemed to exist in the
*event of the death, resignation, or removal of any director, or if the *shareholders fail, at any meeting of the shareholders at which any
*directors are elected, to elect the full number of authorized directors.
*The shareholders may elect a director or directors to fill any vacancy
*or vacancies not filled by the directors, but any such election by
*written consent shall require a consent of a majority of the
*outstanding shares entitled to vote. Any director may resign effective
*upon giving written notice to the President or the Secretary, unless
*the notice specifies a later time for that resignation to become
*effective. If the resignation of a director is effective at a future time, *the shareholders may elect a successor to take office when the
*resignation becomes effective. No reduction of the authorized
*number of directors shall have the effect of removing any director
*before the director's term of office expires.
*
*
*7. The entire board of directors or any individual director named may be *removed from office as provided by state law. In such a case, the *shareholder(s) may elect a successor director to fill such vacancy for
*the remaining unexpired term of the director so removed.
*
*
*8. Regular meetings of the board of directors shall be held at any place *within or without the state that has been designated from time to
*time by resolution of the board. In the absence of such resolution,
*regular meetings shall be held at the principal executive office of the *corporation. Special meetings of the board shall be held at any place
*within or without the state that has been designated in the notice of
*the meeting or, if not stated in the notice or there is no notice, at the *principal executive office of the corporation. Any meeting, regular or *special, may be held by conference telephone or similar
*communication equipment, so long as all directors participating in
*such meeting can hear one another, and all such directors shall be
*deemed to have been present in person at such meeting.
*
*9. Immediately following each annual meeting of shareholders, the
*board of directors shall hold a regular meeting for the purpose of *organization, the election of officers, and the transaction of other *business. Notice of this meeting shall not be required. Minutes of any *meeting of the board, or any committee of the board, shall be
*maintained by the Secretary or other officer designated for that
*purpose.
*
*
*10.    Other regular meetings of the board of directors shall be held without
*call at such time as shall from time to time be fixed by the board of *directors. Such regular meetings may be held without notice, provided
*the time and place of such meetings has been fixed by the board of
*directors, and further provided the notice of any change in the time of
*such meeting shall be given to all the directors. Notice of a change in
*the determination of the time shall be given to each director in the
*same manner as notice for special meetings of the board of directors.
*If said day falls upon a holiday, such meetings shall be held on the
*next succeeding day thereafter.
*
*
*11.    Special meetings of the board of directors for any purpose or
*purposes may be called at any time by the Chairman of the Board or
*the President or any Vice President or the Secretary or any two
*directors.
*
*
*12. Notice of the time and place for special meetings shall be delivered *personally or by telephone to each director or sent by first class mail
*or telegram, charges prepaid, addressed to each director at his or her *address as it is shown in the records of the corporation. In case such
*notice is mailed, it shall be deposited in the United States mail at least *ten (10) days prior to the time of holding of the meeting. In case such *notice is delivered personally or by telephone or telegram, it shall be *delivered personally or by telephone or to the telegram company at
*least forty-eight (48) hours prior to the time of the holding of the
*meeting. Any oral notice given personally or by telephone may be
*communicated either to the director or to a person at the office of the *director who the person giving the notice has reason to believe will
*promptly communicate it to the director. The notice need not specify
*the purpose of the meeting nor the place, if the meeting is to be held
*at the principal executive of the corporation.
*
*
*13. The transactions of any meeting of the board of directors, however *called, noticed, or wherever held, shall be as valid as though had at a *meeting duly held after the regular call and notice if a quorum be
*present and if, either before or after the meeting, each of the
*directors not present signs a written waiver of notice, a consent to
*holding the meeting, or an approval of the minutes thereof. Waiver of
*notices or consents need not specify the purpose of the meeting. All
*such waivers, consents, and approvals shall be filed with the
*corporate records or made part of the minutes of the meeting. Notice
*of a meeting shall also be deemed given to any director who attends
*the meeting without protesting, prior thereto or at its
*commencement, the lack of notice to such director. A majority of the *authorized number of directors shall constitute a quorum for the
*transaction of business, except to adjourn as otherwise provided in
*these bylaws. Every act or decision done or made by a majority of the *directors present at a meeting duly held at which a quorum was
*present shall be regarded as the act of the board of directors.
*
*
*14. A majority of the directors present, whether or not constituting a *quorum, may adjourn any meeting to another time and place.
*
*
*15.  Notice of the time and place of the holding of an adjourned meeting
*need not be given, unless the meeting is adjourned for more than
*twenty-four (24) hours, in which case notice of such time and place
*shall be given prior to the time of the adjourned meeting to the
*directors who were not present at the time of said meeting.
*
*16. Any action required or permitted to be taken by the board of directors *may be taken without a meeting with the same force and effect as if
*taken by unanimous vote of directors, if authorized by a consent in
*writing signed individually or collectively by all members of the board.
*Such consent shall be filed with the regular minutes of the board.
*
*
*17. Directors and members of a directors' committee may receive such *compensation and such reimbursement of expenses as may be fixed
*or determined by resolution of the board of directors. Nothing herein *contained shall be construed to preclude any director from serving
*the corporation in any other capacity as an officer, employee, or
*otherwise and receiving compensation for such services.
*
*
*18. Committees of the board may be appointed by resolution passed by a *majority of the whole board. Committees shall be composed of two
*(2) or more members of the board and shall have such powers of the
*board as may be expressly delegated to them by resolution of the
*board of directors. The board may designate one (1) or more directors
*as alternate members of any committee, who may replace any absent
*member at any meeting of the committee. Committees shall have
*such powers of the board of directors as may be expressly delegated
*to it by resolution of the board of directors.
*
*
*19. The board of directors from time to time may elect one (1) or more *persons to be advisory directors, who shall not by such appointment
*be members of the board of directors. Advisory directors shall be
*available from time to time to perform special assignments specified
*by the President, to attend meetings of the board of directors upon *invitation and to furnish consultation to the board. The period during
*which the title shall be held may be prescribed by the board of
*directors. If no period is prescribed, the title shall be held at the *pleasure of the board.
*
*
*Part B. Officers
*
*
*20. The principal officers of the corporation shall be a President, a *Secretary, and a Chief Financial Officer who may also be called
*Treasurer. The corporation may also have, at the discretion of the
*board of directors, one or more Vice Presidents, one or more
*Assistant Secretaries, and such other officers as may be appointed in *accordance with paragraph 22 of these bylaws. One person may hold
*two or more offices.
*
*
*21. The principal officers of the corporation, except such officers as may *be appointed in accordance with paragraph 22 of these bylaws, shall
*be chosen by the board of directors, and each shall serve at the
*pleasure of the board of directors, subject to the rights, if any, of an *officer under any contract of employment.
*
*
*22.  The board of directors may empower the President to appoint and
*remove such officers (other than the principal officers) as the business
*of the corporation may require, each of whom shall hold office for
*such period, have such authority, and perform such duties as are
*provided in the bylaws or as the board of directors may from time to
*time determine.
*
*
*23. Subject to the rights, if any, of an officer under any contract of *employment, any officer may be removed, either with or without
*cause, by a majority of the directors at that time in office, at any
*regular or special meeting of the board or, excepting the case of an
*officer chosen by the board of directors, by any officer upon whom
*such power of removal may be conferred by the board of directors.
*
*24. A vacancy in any office because of death, resignation, removal, *disqualification, or any other cause shall be filled in the manner
*prescribed in these bylaws for regular appointments to such office.
*
*
*25. The Chairman of the Board, if an officer be elected, shall, if present, *preside at all meetings of the board of directors and exercise and
*perform such other powers and duties as may from time to time be
*assigned to him by the board of directors or prescribed by the bylaws.
*If there is no President, the Chairman of the Board shall in addition be
*the Chief Executive Officer of the corporation and shall have the
*powers and duties prescribed in paragraph 26 of these bylaws.
*
*
*26.  Subject to such supervisory powers, if any, as may be given by the
*board of directors to the Chairman of the Board, if there be such an
*officer, the President shall be the Chief Executive Officer of the *corporation and shall, subject to the control of the board of directors,
*have general supervision, direction, and control of the business and
*the officers of the corporation. He or she shall preside at all the
*meetings of the shareholders and, in the absence of the Chairman of
*the Board, or if there be none, at all meetings of shareholders and, in
*the absence of the Chairman of the Board, or if there be none, at all *meetings of the board of directors. He or she shall have the general
*powers and duties of management usually vested in the office of
*President of a corporation, shall be ex officio a member of all the
*standing committees, including the executive committee, if any, and
*shall have such other powers and duties as may be described by the
*board of directors or the bylaws.
*
*
*27. In the absence or disability of the President, the Vice Presidents, if *any, in order of their rank as fixed by the board of directors, shall
*perform all the duties of the President, and so acting shall have all the *powers of, and be subject to the restriction upon, the President. The
*Vice Presidents shall have such other powers and perform such other
*duties as from time to time may be prescribed for them respectively
*by the board of directors or the bylaws, the President, or the
*Chairman of the Board.
*
*
*28. The Secretary shall keep or cause to be kept at the principal executive *office or such other place as the board of directors may order, a book
*of minutes of all meetings of directors, committees of directors, and *shareholders, with the time and place of holding, whether regular or
*special, and, if special, how authorized, the notice thereof given, the
*names of those present at directors and committee meetings, the
*number of shares present or represented at shareholders' meetings,
*and the proceedings thereof. The Secretary shall keep or cause to be
*kept at the principal office or at the office of the corporation's
*transfer agent, a share register, or duplicate share register, showing
*the names of the shareholders and their addresses; the number of
*classes of shares held by each; the number and date of certificates
*issued for the same; and the number and date of cancellation of every *certificate surrendered for cancellation. The Secretary shall give or
*cause to be given notice of all meetings of the shareholders and of the
*board of directors required by the bylaws or by law to be given, shall
*keep the seal of the corporation in safe custody, and shall have such
*other powers and perform such other duties as may be prescribed by
*the board of directors or by the bylaws.
*
*
*29.  The Chief Financial Officer shall keep and maintain, or cause to be
*kept and maintained, adequate and correct books and records of
*accounts of the properties and business transactions of the
*corporation, including accounts of its assets, liabilities, receipts, *disbursements, gains, losses, capital, retained earnings, and shares.
*The books of account shall at all reasonable times be open to
*inspection by any director. The Chief Financial Officer shall deposit all *moneys and other valuables in the name and to the credit of the
*corporation with such depositories as may be designated by the board
*of directors. He or she shall disburse the funds of the corporation as
*may be ordered by the board of directors, shall render to the
*President and directors, whenever they request it, an account of all of
*his or her transactions as Chief Financial Officer and of the financial *condition of the corporation, and shall have other powers and
*perform such other duties as may be prescribed by the board of
*directors or the bylaws.
*
*Part C. Shareholders
*
*30. Meetings of shareholders shall be held at any place designated by the *board of directors. In the absence of any such designation,
*shareholders' meetings shall be held at the principal executive office
*of the corporation.
*
*
*31.  The annual meeting of the shareholders shall be held on March 1. If
*this day be a legal holiday, then the meeting shall be held on the next *succeeding business day, at the same time. At the annual meeting, the *shareholders shall elect a board of directors, report the affairs of the *corporation, and transact such other business as may properly be
*brought before the meeting. If the above date is inconvenient, the
*annual meeting of shareholders shall be held each year on a date and
*at a time designated by the board of directors within twenty (20) days
*of the above date upon proper notice to all shareholders.
*
*
*32. A special meeting of the shareholders, for any purpose or purposes *whatsoever, may be called at any time by the board of directors, or by
*the Chairman of the board of directors, or by the President, or by one
*or more shareholders holding shares in the aggregate entitled to cast
*not less than 10% of the votes at any such meeting. If a special
*meeting is called by any person or persons other than the board of
*directors, the request shall be in writing, specifying the time of such *meeting and the general nature of the business proposed to be
*transacted, and shall be delivered personally or sent by registered
*mail or by telegraphic or other facsimile transmission to the Chairman
*of the board, the President, any Vice President, or the Secretary of the *corporation. The officer receiving such request shall forthwith cause
*notice to be given to the shareholders entitled to vote, in accordance
*with the provisions of paragraphs 33 and 34 of these bylaws, that a
*meeting will be held at the time requested by the person or persons
*calling the meeting, not less than thirty-five (35) nor more than sixty
*(60) days after the receipt of the request. If the notice is not given
*within twenty (20) days after receipt of the request, the person or
*persons requesting the meeting may give the notice in the manner
*provided in these bylaws. Nothing contained in this paragraph shall be *construed as limiting, fixing, or affecting the time when a meeting of *shareholders called by action of the board of directors may be held.
*
*
*33. Notice of meetings, annual or special, shall be given in writing not less *than ten (10) nor more than sixty (60) days before the date of the
*meeting, to shareholders entitled to vote thereat by the Secretary or
*the Assistant Secretary, or if there be no such officer, or in the case of *his or her neglect or refusal, by any director or shareholder. Such
*notices or any reports shall be given personally or by mail or by other
*means of communication as provided by state law, and shall be sent
*to each shareholder's address appearing on the books of the
*corporation or supplied by him or her to the corporation for the
*purposes of notice. Notice of any meeting of shareholders shall
*specify the place, date, and hour of the meeting and (i) in the case of
*a special meeting, the general nature of the business to be transacted,
*and no other business may be transacted, or (ii) in the case of an
*annual meeting, those matters which the board of directors, at the
*date of the mailing of notice, intends to present for action by the *shareholders. At any meetings where directors are elected, notice
*shall include the names of the nominees, if any, intended at the date
*of notice to be presented by the management for election.
*
*
*34. The presence in person or by proxy of the holders of a majority of the *shares entitled to vote at any meeting of shareholders shall constitute
*a quorum for the transaction of business. The shareholders present at
*a duly called or held meeting at which a quorum is present may
*continue to do business until adjournment, notwithstanding the
*withdrawal of enough shareholders to leave less than a quorum, if any
*action taken (other than adjournment) is approved by at least a
*majority of the shares required to constitute a quorum.
*
*35.  Any shareholders' meeting, annual or special, whether or not a
*quorum is present, may be adjourned from time to time by the vote
*of the majority of the shares represented at such meeting, either in
*person or by proxy, but in the absence of a quorum, no other business
*may be transacted at such meeting. When any meeting of
*shareholders, whether annual or special, is adjourned to another time
*or place, notice need not be given of the adjourned meeting if the
*time and place thereof are announced at a meeting at which the
*adjournment is taken, unless a new record date for the adjourned
*meeting is fixed, or unless a new record date for the adjourned
*meeting is fixed, or unless the adjournment is for more than forty-five
*(45) days from the date set for the original meeting, in which case the
*board of directors shall set a new record date. Notice of any such
*adjourned meeting shall be given to each shareholder of record
*entitled to vote at the adjourned meeting in accordance with the
*provisions of paragraph 33 of these bylaws.
*
*
*36. The transactions at any meeting of shareholders, whether annual or *special, however called and noticed, and wherever held, shall be as
*valid as though had at a meeting duly held after regular call and
*notice, if a quorum be present either in person or by proxy, and if,
*either before or after the meeting, each person entitled to vote, not
*present in person or by proxy, signs a written waiver of notice or a
*consent to a holding of the meeting or any approval of the minutes
*thereof. All such waivers, consents, or approvals shall be filed with the *corporate records of made a part of the minutes of the meeting.
*
*
*37. A shareholder's attendance at a meeting shall constitute a waiver of *notice of such meeting, except when the shareholder objects at the
*beginning of the meeting.
*
*
*38.  Any action which may be taken at a meeting of the shareholders may
*be taken without a meeting or notice of meeting if authorized by a
*consent in writing signed by all of the shareholders entitled to vote at
*a meeting for such purpose and filed with the Secretary of the
*corporation.
*
*
*39.  Unless otherwise provided by state law, any action which may be
*taken at any annual or special meeting of shareholders may be taken
*without a meeting and without prior notice if a consent in writing
*setting forth the action so taken shall be signed by the holders of *outstanding shares having not less than the minimum number of
*votes that would be necessary to authorize or take such action at a
*meeting at which all shares entitled to vote thereon were present and
*voted.
*
*
*40. Unless the consents of all shareholders entitled to vote have been *solicited in writing, prompt notice shall be given of the taking of any
*other corporate action approved by shareholders without a meeting
*by less than unanimous written consent, to each of those
*shareholders entitled to vote who have not consented in writing.
*
*
*41.  Only persons in whose names shares entitled to vote stand on the
*stock records of the corporation on the day fixed by the board of
*directors for the determination of the shareholders of record shall be *entitled to vote at any shareholders' meeting. The board of directors
*may fix a time as a record date for the determination of the
*shareholders entitled to notice of and to vote at any such meeting, or *entitled to receive any such dividend or distribution or any allotment
*of rights or to exercise the rights in respect to any such change, *conversion, or exchange of shares. In such case only shareholders of
*record on the date so fixed shall be entitled to notice of and to vote at *such meeting, or to receive such dividends, distribution, or allotment
*of rights or to exercise such rights, as the case may be,
*notwithstanding a transfer of any share on the books of the company
*after any record date fixed as aforesaid.
*
*42.  Every shareholder entitled to vote for directors or on any other
*matter shall have the right to do so either in person or by one or more *agents authorized by a proxy validly executed by the shareholder. A
*proxy may be executed by written authorization signed, or by
*electronic transmission authorized, by the shareholder or the
*shareholder's attorney in fact, giving the proxy holder(s) the power to
*vote the shareholder's shares. A proxy shall be deemed signed if the *shareholder's name or other authorization is placed on the proxy
*(whether by manual signature, typewriting, telegraphic or electronic *transmission, or otherwise) by the shareholder or the shareholder's
*attorney in fact. A proxy may also be transmitted orally by telephone
*if submitted with information from which it may be determined that
*the proxy was authorized by the shareholder or the shareholder's
*attorney in fact. A validly executed proxy which does not state that it
*is irrevocable shall continue in full force and effect unless revoked by
*the person executing it, prior to the vote pursuant thereto, by a
*writing delivered to the corporation stating that the proxy is revoked
*or by a subsequent proxy executed by or attendance at the meeting
*and voting in person by the person executing the proxy; provided,
*however, that no such proxy shall be valid after the expiration of
*eleven (11) months from the date of such proxy, unless otherwise
*provided in the proxy.
*
*
*43. The President, or in the absence of the President, any Vice President *shall call the meeting of the shareholders to order and shall act as
*Chairman of the meeting. In the absence of the President and all the
*Vice Presidents, shareholders shall appoint a Chairman at such
*meeting. The Secretary of the corporation shall act as Secretary of all *meetings of the shareholders, but in the absence of the Secretary at
*any meeting of the shareholders, the presiding officer shall appoint
*any person to act as such Secretary of the meeting.
*
*
*Part D. Shares
*
*
*44. Certificates for shares shall be of such form and device as the board of *directors may designate and shall state the name of the record holder
*of the shares represented thereby; its number and date of issuance;
*the number of shares for which it is issued; a statement of the rights, *privileges, preferences, and restrictions, if any; a statement as to the *redemption or conversion, if any; a statement of liens or restrictions
*upon transfer or voting, if any; and if the shares be assessable or if *assessments are collectible by personal action, a plain statement of
*such facts.
*
*
*45.  Upon surrender to the Secretary or transfer agent of the corporation
*of a certificate for shares duly endorsed or accompanied by proper
*evidence of succession, assignment, or authority to transfer, it shall be
*the duty of the corporation to issue a new certificate to the person
*entitled thereto, cancel the old certificate, and record the transaction
*on its books.
*
*
*46.  In order that the corporation may determine the shareholders
*entitled to notice of any meeting or to vote or entitled to receive
*payment of any dividend or other distribution or allotment of any
*rights or entitled to exercise any rights in respect of any lawful action, *the board may fix in advance, a record date, which shall not be more
*than sixty (60) nor less than ten (10) days prior to the date of such
*meeting nor more than sixty (60) days prior to any other action. If no
*record date is fixed:
*
*  a. The record date for determining shareholders entitled to notice of or
*     to vote at a meeting of shareholders shall be at the close of the
*     business on the business day next preceding the day on which notice
*     is given or, if notice is waived, at close of business on the business
*     day next preceding the day on which the meeting is held.
*  b. The record date for determining shareholders entitled to give consent
*     to corporate action in writing without a meeting, when no prior action
*     by the board is necessary, shall be the day on which the first written
*     consent is given.
*  c. The record date for determining shareholders for any other purpose
*     shall be the close of business on the day on which the board adopts
*     the resolution relating thereto, or the sixtieth (60th) day prior to the
*     date of such other action, whichever is later.
*
*Part E. Miscellaneous Matters
*
*
*47.  The corporation may at its option, to the maximum extent permitted
*by law and by the articles, indemnify each of its agents against
*expenses, judgments, fines, settlements, and other amounts actually
*and reasonably incurred in connection with any proceeding arising by
*reason of the fact that such person is or was an agent of the
*corporation. For the purposes of this section, an "agent" of the
*corporation includes any person who is or was a director, officer,
*employee, or agent of another corporation, partnership, joint
*venture, trust, or other enterprise, or was a director, officer,
*employee, or agent of a corporation which was a predecessor
*corporation of the corporation or of any other enterprise at the
*request of such predecessor corporation.
*
*
*48. The corporation shall keep at its principal executive office, or at the *office of its transfer agent or registrar, if either be appointed, and as *determined by resolution of the board of directors, a record of its *shareholders and the number and class of shares held by each
*shareholder.
*
*
*49. The corporation shall keep at its principal executive office, or if its *principal executive office is not in this state, at its principal business *office in this state, the original or a copy of the bylaws amended to
*date, which shall be open to inspection by the shareholders at all
*reasonable times during office hours.
*
*
*50.  The board of directors, except as in the bylaws otherwise provided,
*may authorize any officer or officers, agent or agents, to enter into
*any contract or execute any instrument in the name of and on behalf
*of the corporation, and such authority may be general or confined to
*specific instances; and, unless so authorized or ratified by the board of *directors or within the agency power of any officer, no officer, agent,
*or employee shall have any power or authority to bind the
*corporation by any contract or engagement or to pledge its credit or
*to render it liable for any purpose or to any amount.
*
*
*51.  The Chairman of the Board, the President, or any Vice President, or
*any other person authorized by resolution of the board of directors or
*by any of the foregoing designated officers, is authorized to vote on
*behalf of the corporation any and all shares of any other corporation
*or corporations, foreign or domestic, standing in the name of the *corporation. The authority herein granted to said officers to vote or *represent on behalf of the corporation any and all shares held by the *corporation in any other corporation or corporations may be
*exercised by any such officer in person or by any person authorized to
*do so by proxy duly elected by said officer.
*
*52.  These bylaws may be amended or repealed by the vote or written
*consent of holders of a majority of the outstanding shares entitled to
*vote; provided, however, that if the Articles of Incorporation of the *corporation set forth the number of authorized directors of the
*corporation, the authorized number of directors may be changed only
*by an amendment of the Articles of Incorporation. Bylaws may be
*adopted, amended, or repealed by the board of directors.
*
*
*CERTIFICATE
*
*I, Robert S Dohlke, hereby certify that I am the Secretary of the initial *meeting of Bulletproof Brands Co.
*
*The foregoing bylaws, consisting of 9 pages, are a true and correct copy of *the bylaws of the corporation.
*
*IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of
*the corporation
*This 23 day of June, 2011.
*
*ROBERT S. DOHLKE
*CHIEF EXECUTIVE OFFICER
*
*                          CERTIFICATE OF AMENDMENT
*                        OF ARTICLES OF INCORPORATION
*                                     OF
*                            BULLETPROOF BRANDS CO
*
*The undersigned certify that:
*
*    1. They are the president and the secretary, respectively, of BULLETPROOF
*    BRANDS CO, a California corporation.
*
*    2. Article I of the Articles of Incorporation of this corporation is
*       amended to read as follows:
*
*          I.  The name of this corporation is Bulletproof Brands Co Inc.
*
*    3. Article IV of the Articles of Incorporation of this corporation is
*       amended to read as follows:
*
*          IV. The corporation is authorized to issue one class of shares,
*          designated as "Common Stock", and the total number of shares of
*          Common Stock authorized to be issued is 48,000,000.
*
*    4. The foregoing amendment of Articles of Incorporation has been duly
*       approved by the board of directors.
*
*    5. The corporation has issued no shares.
*
*We further declare under penalty of perjury under the laws of the State of *California that the matters set forth in this certificate are true and *correct of our own knowledge.
*
*Date: March, 1 2015
*
*ROBERT S. DOHLKE
*PRESIDENT
*
*Robert W. Dohlke
*SECRETARY
*
*                                 SIGNATURES
*
*Pursuant to the requirements of Regulation A, the issuer certifies that it *has reasonable grounds to believe that it meets all of the requirements for *filing on Form 1-A and has duly caused this offering statement to be signed *on its behalf by the undersigned, thereunto duly authorized, in the City of *EL Dorado Hills, State of California, on June 1, 2015.
*
*Issuer: BULLETPROOF BRANDS CO INC.
*
*    By:   ROBERT S. DOHLKE
*          CHIEF EXECUTIVE OFFICER
*
*This offering statement has been signed by the following persons in the *capacities and on the dates indicated.
*
*    By:   ROBERT S. DOHLKE
*          CHIEF EXECUTIVE OFFICER
*          6/1/2015